Exhibit 10.59

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

TW CYLINDERS LLC,

TAYLOR-WHARTON INTERNATIONAL LLC
(as to Sections 2.6, 3.1(b), 3.2(b), 3.3, 5.8, 5.18, and ARTICLE IX)

AND

NORRIS CYLINDER COMPANY

DATED AS OF

APRIL 30, 2010

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.1	Certain Defined Terms.	1
1.2	Other Defined Terms.	9

ARTICLE II. PURCHASE AND SALE		11

2.1	Purchase and Sale of the Sold Assets.	11
2.2	Excluded Assets.	13
2.3	Assumption of Liabilities.	14
2.4	Purchase Price.	17
2.5	Net Working Capital.	18
2.6	Escrow.	20
2.7	Allocation of Total Consideration.	21
2.8	The Closing.	21
2.9	Deliveries at the Closing.	22
2.10	Further Assurances.	26

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLER		26

3.1	Organization.	27
3.2	Authorization; Enforceability.	27
3.3	Membership Interests.	27
3.4	Financial Statements; Accounting Controls and Procedures.	28
3.5	No Approvals or Conflicts.	29
3.6	Compliance with Law; Permits.	29
3.7	Proceedings.	30
3.8	Tax Matters.	30
3.9	Employee Benefits.	31
3.10	Labor Relations.	31
3.11	Intellectual Property.	32
3.12	Contracts.	33
3.13	Environmental Matters.	35
3.14	Personal Property Assets.	36
3.15	Seller Owned Real Property.	36
3.16	No Brokers’ or Other Fees.	37
3.17	Undisclosed Liabilities.	37
3.18	Customers and Suppliers.	38
3.19	Product and Services Liability.	38
3.20	Acquired Inventory.	39
3.21	Accounts Receivable.	40
3.22	Acquisitions and Divestitures.	40
3.23	Certain Business Relationships with the Seller.	40

i

3.24	Employees; Employment Matters.	41
3.25	Sufficiency of Sold Assets.	41
3.26	Absence of Changes.	41
3.27	Capital Expenditures.	42
3.28	Disclosure.	42
3.29	No Other Representations or Warranties.	43

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER		43

4.1	Organization.	43
4.2	Authorization; Enforceability.	44
4.3	No Approvals or Conflicts.	44
4.4	Proceedings.	44
4.5	Compliance with Laws; Permits.	44
4.6	Financing.	45
4.7	No Brokers’ or Other Fees.	45
4.8	Condition of the Business.	45
4.9	Solvency.	45

ARTICLE V. COVENANTS AND AGREEMENTS		46

5.1	Conduct of Business Prior to the Closing.	46
5.2	Access to Books and Records; Cooperation.	47
5.3	Tax Matters: Cooperation; Preparation and Filing of Tax Returns; Transfer Taxes and other Tax Matters.	49
5.4	Treatment of Payments.	52
5.5	Employees; Employment Matters.	52
5.6	Labor Matters.	53
5.7	Contact With Customers and Suppliers.	53
5.8	Non-Solicitation by Buyer and its Affiliates.	53
5.9	Corporate Names.	53
5.10	Further Actions.	54
5.11	Elimination of Debt Obligations.	55
5.12	Bulk Transfer Laws.	55
5.13	Confidentiality.	55
5.14	No Exclusivity.	56
5.15	Non-Solicitation and Non-Competition by Seller and its Affiliates.	56
5.16	Bankruptcy Conditions.	57
5.17	Advice of Changes.	59
5.18	Contracts Related to the Huntsville Business Held by TW International.	60
5.19	Servicing Warranty Claims.	60
5.20	Harrisburg Assets.	60

ARTICLE VI. CONDITIONS TO THE SELLER’S OBLIGATIONS		61

6.1	Representations and Warranties.	61
6.2	Performance.	61

6.3	Governmental Orders.	61

ARTICLE VII. CONDITIONS TO THE BUYER’S OBLIGATIONS		61

7.1	Representations and Warranties.	62
7.2	Performance.	62
7.3	Governmental Orders.	62
7.4	Plan not Effective.	62
7.5	Key Employee.	62
7.6	No Material Adverse Effect.	62
7.7	Assumption and Assignment of Sold Contracts.	63
7.8	Approval of the Break-up Fee and Expense Reimbursement.	63
7.9	Satisfaction with Certain Due Diligence Items.	63

ARTICLE VIII. TERMINATION		63

8.1	Termination.	63
8.2	Procedure and Effect of Termination.	64

ARTICLE IX. INDEMNIFICATION		65

9.1	Indemnification by the Seller.	65
9.2	Indemnification by the Buyer.	66
9.3	Exclusive Remedy.	67
9.4	Indemnification Calculations.	67
9.5	Survival.	68
9.6	Notice and Opportunity to Defend.	68
9.7	Additional Limitations.	69
9.8	Subrogation.	69

ARTICLE X. MISCELLANEOUS		70

10.1	Fees and Expenses.	70
10.2	Governing Law; Jurisdiction.	70
10.3	Certain Interpretive Matters.	70
10.4	Amendment.	71
10.5	Assignment.	72
10.6	Waiver.	72
10.7	Notices.	72
10.8	Complete Agreement.	74
10.9	Counterparts.	74
10.10	Publicity.	74
10.11	Severability.	74
10.12	Third Parties.	75
10.13	Non-Recourse.	75
10.14	No Successor Liability.	75

SCHEDULES

Schedule 1.1—1	TWI Loan Documents
Schedule 1.1—2	Reference Working Capital Calculation
Schedule 1.1-3	Harrisburg Assets
Schedule 2.1(a)	Acquired Equipment - Huntsville
Schedule 2.1(b)(ii)	Consigned Inventory
Schedule 2.1(c)	Sold Contracts
Schedule 2.1(e)	Acquired Intellectual Property
Schedule 2.1(f)	Seller Owned Real Property
Schedule 2.1(g)	Motor Vehicles
Schedule 2.2(c)	Excluded Contracts
Schedule 2.9(a)(x)	Material Closing Condition Consents
Schedule 3.4	Financial Statements and Interim Financial Statements
Schedule 3.5	No Approvals or Conflicts
Schedule 3.6(i)	Compliance with Law
Schedule 3.6(ii)	Permits
Schedule 3.7	Proceedings
Schedule 3.8	Tax Matters
Schedule 3.9	Benefit Plans
Schedule 3.10	Labor Relations
Schedule 3.11	Information Regarding Acquired Intellectual Property
Schedule 3.12(a)	Material Contracts
Schedule 3.12(c)	Material Contracts not in Full Force and Effect
Schedule 3.13	Environmental Reports; Environmental Matters
Schedule 3.14	Personal Property Assets
Schedule 3.15	Information Regarding Seller Owned Real Property
Schedule 3.15(b)	Proceedings Affecting Seller Owned Real Property
Schedule 3.17	Undisclosed Liabilities
Schedule 3.18	Customers and Suppliers
Schedule 3.19(a)	Product and Services Liability
Schedule 3.19(b)	Product Liability Claims
Schedule 3.19(c)	Rebate Obligations
Schedule 3.19(d)	No Pending Litigation
Schedule 3.20	Consigned Inventory
Schedule 3.21(a)	Acquired Accounts Receivable
Schedule 3.23	Related Party Transactions
Schedule 3.24(a)	Compliance with Laws Related to Employees and Employment Matters
Schedule 3.24(b)	WARN Act
Schedule 3.26	Absence of Changes
Schedule 3.27	Conditions of Sold Assets
Schedule 5.1	Exceptions to Covenants Regarding Conduct of Business Prior to the Closing
Schedule 5.3(h)	Jurisdictions where Seller files Tax Returns
Schedule 5.5(a)(i)	Certain Huntsville Employees
Schedule 5.5(a)(ii)	Certain Designated Employees of the Seller
Schedule 5.6	Labor Matters

EXHIBITS

A	Transition Services Agreement
B	Products
1.1-A	Agreed Principles
2.6	Escrow Agreement
2.9(a)(ii)	Bill of Sale
2.9(a)(iii)	Assignment and Assumption Agreement
2.9(a)(xiv)	Amendment to Sherwood Supply Agreement
3.13	Buyer’s Phase I Environmental Site Assessment
5.2(d)	Scope of Phase II Review
5.2(e)	Insurance Requirements
5.16(a)(i)	Bidding Procedures
5.16(a)(iii)	Sale Order

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 30, 2010, is by and among TW CYLINDERS LLC, a Delaware limited liability company (the “Seller”), TAYLOR-WHARTON INTERNATIONAL LLC, a Delaware limited liability company (“TW International”) (as to Sections 2.6, 3.1(b), 3.2(b), 3.3, 5.8, 5.18 and ARTICLE IX), and NORRIS CYLINDER COMPANY, a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, the Seller is engaged in the business of, among other things, the engineering, design, manufacture, marketing and sale of high and low pressure cylinders (the “Business”); and

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, (i) substantially all of the assets of the Seller that relate to the Huntsville Business (as defined below) and (ii) the Harrisburg Assets (as defined below), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, on November 18, 2009 Seller and certain of its Affiliates (as defined below) filed for protection under the Bankruptcy Code (as defined below) in the Bankruptcy Court (as defined below); and

WHEREAS, on December 4, 2009, Seller and certain of its Affiliates filed their Joint Plan of Reorganization dated as of December 4, 2009 (the “Plan”), which in furtherance of such Plan provides for the sale of the Business; and

WHEREAS, the Seller and the Buyer desire, unless the Effective Date of the Plan (as defined below) occurs before the Closing, to effect the transactions contemplated by this Agreement in the manner and subject to the terms and conditions set forth in this Agreement and, the Sale Order (as defined below) and in accordance with Sections 105, 363, 365 and 1146 of the Bankruptcy Code (as defined below).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1                                 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreed Principles” means GAAP except that the value of inventory is determined in accordance with the provisions of Exhibit 1.1-A.

“Ancillary Agreements” shall mean (a) with respect to the Sold Assets, such Deeds, bills of sale, endorsements, assignments, affidavits and other instruments of sale, conveyance, transfer and assignment from the Seller, in form and substance reasonably satisfactory to the Seller and the Buyer, as shall be necessary under Law or contemplated by this Agreement in order to transfer to the Buyer all right, title and interest in and to the Sold Assets in accordance with the terms hereof, (b) with respect to the Assumed Liabilities, such instruments of assumption, in form and substance reasonably satisfactory to the Seller and the Buyer, as shall be necessary under Law or contemplated by this Agreement in order for the Assumed Liabilities to be effectively assumed by the Buyer and (c) the Transition Services Agreement.

“Aviation Recall” means the matter described in Schedule 3.19(b).

“Avoidance Actions” means any and all actions which a trustee or debtor-in-possession or other appropriate party in interest may assert under applicable state statutes or Chapter 5 of the Bankruptcy Code, including actions under one or more provisions of Sections 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code.

“Bankruptcy Case” means the Jointly Administered bankruptcy case of Taylor-Wharton International LLC and its affiliated debtors, Case No. 09-14089 (BLS), pending in the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in the city of New York, New York, United States.

“Business Real Property” shall mean, collectively, the Seller Leased Real Property and the Seller Owned Real Property.

“Cash” shall mean the sum of cash and cash equivalents, plus all uncollected bank deposits and less all outstanding checks and other draws and drafts (including overdrafts) as of the applicable measurement date (it being understood that “Cash” can be a negative number).

“Change of Control Payments” shall mean any payment in the nature of compensation that becomes payable to any Person by the Seller or any of its Affiliates as a result of, or in connection with, the transactions contemplated by this Agreement, including stay bonuses, sale or transaction bonuses, or similar change of control payments.

“COBRA” means the requirements of Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA and any similar state law legal requirement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competition/Foreign Investment Law” shall mean any Law that prohibits, restricts or regulates (a) foreign investment or (b) antitrust, monopolization, restraint of trade or competition.

“Confidentiality Agreement” shall mean the confidentiality agreement executed by TriMas Corporation and Taylor-Wharton International LLC dated February 5, 2009, as amended by that certain amendment to add Windpoint as a party thereto effective March 15, 2010.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Debt Obligations” shall mean, with respect to any Person as of any date without duplication, (a) all indebtedness of such Person for borrowed money, whether or not current, short-term or long-term, secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services, including obligations represented by a note, earnout or contingent purchase payment agreement, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) all lease obligations of such Person under leases that are capital leases in accordance with GAAP, (f) all credit extended on behalf of such Person in respect of banker’s acceptances and letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (g) all liabilities of such Person with respect to interest rate swaps, collars, caps and similar hedging obligations, (h) any accrued and unpaid interest, fees and other expenses on any of the foregoing, and (i) all indebtedness referred to in clauses (a) through (h) above of any Person other than such Person that is either guaranteed by, or secured by an Encumbrance upon any property owned by, such Person.

“Deed” shall mean the special or limited warranty deed with covenants against grantor’s acts conveying the Seller Owned Real Property to the Buyer, subject only to Permitted Encumbrances.

“Disclosure Schedules” shall mean the schedules delivered by the Seller prior to or concurrently with the execution and delivery of this Agreement.

“Due Date” shall mean the due date with respect to any applicable Tax Return (taking into account valid extensions).

“Duty” shall mean any stamp, transaction or registration, duty or similar charge imposed by any Governmental Authority, including any interest, fine, penalty, charge or other amount imposed in respect thereof.

“Effective Date of the Plan” shall mean the Effective Date (as defined in the Plan).

“Encumbrance” shall mean any security interest, pledge, mortgage, lien, transfer restriction, lease, charge, option, easement, claim or right of first refusal.

“Environment” shall mean soil, surface water, groundwater, stream sediment, surface or subsurface strata and ambient air.

“Environmental Claim” shall mean any written notice, claim, demand, action, suit, complaint or proceeding by any Person alleging any actual or potential liability or violation under any Environmental Law.

“Environmental Laws” shall mean all Laws relating to the protection of human health, the environment, and/or regulating the use, presence, testing, storage, treatment, generation, transportation, processing, handling, production, removal or disposal of Hazardous Materials and the enforceable policies, decisions, orders of federal, state and local governmental agencies and courts with respect thereto, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., the Clean Air Act, 42 U.S.C. §401 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Hazardous Materials Transportation Act, 40 U.S.C. §1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., all as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that, together with the Seller, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Seller is or has been a general partner.

“GAAP” shall mean United States generally accepted accounting principles and practices.

“General Enforceability Exceptions” shall mean the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

“Governmental Authority” shall mean any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any foreign government or any state, municipality or other political subdivision in or of any of the foregoing (whether now or hereafter constituted and/or existing) and any court, agency, instrumentality, regulatory commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the federal government of the United States of America or any foreign government or any state, municipality or other political subdivision in or of any of the foregoing.

“Governmental Order” shall mean any order, writ, injunction, decree, judgment, assessment or arbitration award of a Governmental Authority.

“Harrisburg Assets” shall mean all of the assets listed on Schedule 1.1-3.

“Harrisburg Holdback” shall mean an amount equal to $375,000 which will be held and paid in accordance with the provisions of Section 2.9(c).

“Hazardous Material” shall mean, without limitation, any flammable material, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum-based materials, methane, pollutants, hazardous materials, hazardous wastes, hazardous or toxic substances and any other substances regulated under any Environmental Law.

“Huntsville Business” means all of the business conducted at the Seller Owned Real Property and the business of designing, manufacturing, repairing, selling and distributing the Products as conducted by Seller anywhere in the world.

“Income Taxes” shall mean (a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including Texas margins tax, Michigan business tax, Michigan single business tax and any capital gains or minimum Tax, but not including any sales, use, real or personal property, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, is described in clause (a)(i) above; and (b) all U.S., state, local and foreign franchise Taxes, including, in the case of each of clauses (a) and (b), any related interest and penalties, additions to such Tax or additional amounts imposed with respect thereto by any Governmental Authority.

“Intellectual Property” shall mean any and all:  (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent invention disclosures, and all other rights of inventorship together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof; (b) registered and unregistered trademarks, trade names, trade dress, brand names, logos, slogans and Internet domain names and their associated goodwill and all registrations thereof and applications therefor; (c) copyrights and copyrightable works and all other rights of authorship recognized by statute or otherwise (including software, source code, object code, databases, schematics, flowcharts and related items) and all applications, registrations and renewals in connection therewith; (d) trade secrets, ideas, processes, formulae, compositions, technology, manufacturing and production processes and techniques, technical data, engineering production and other designs, engineering notebooks, industrial models, discoveries, know-how, specifications, designs, plans, manuals, drawings, research, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and all other confidential or proprietary information; (e) rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction; (f) copies and tangible embodiments of all of the foregoing; and (g) all other proprietary, intellectual property or other rights relating to any of the foregoing.

“Knowledge of the Buyer” shall mean the actual knowledge of the following individuals: Jerry Van Auken and Joshua Sherbin.  It is understood that any input by such individuals under this Agreement is only in their capacities as employees or officers (as applicable) of the Buyer and not in any personal capacity.

“Knowledge of the Seller” shall mean the actual knowledge of the following individuals: Stuart Jara, Bill Corbin, Mike Camp, Mark Erb, Peter Smith, Robert Gerkins and Leonard York. It is understood that any input by such individuals under this Agreement is only in their capacities as employees or officers (as applicable) of the Seller and/or TW International and not in any personal capacity.

“Law” shall mean any statute, law, ordinance, regulation or rule of any Governmental Authority and binding orders, judgments, decrees, common law or any other provisions having the force or effect of law.

“Liabilities” shall mean any debt, liability, obligation, deficiency, penalty, assessment, fine, claim, cause of action or other loss (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, or due or to become due), including all costs and expenses relating thereto.

“Material Adverse Effect” shall mean any material adverse effect on the business, results of operations, properties, assets, Liabilities, or financial condition of the Huntsville Business, taken as a whole, but shall exclude any effect (a) resulting from general economic conditions, (b) affecting companies in the gas technologies industry generally, (c) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby, or (d) resulting from any changes in applicable Laws or accounting rules.

“Membership Interests” shall mean all of the membership interests of the Seller.

“Permits” shall mean any permits, licenses, certificates, approvals and authorizations of any Governmental Authority and any industry certifications.

“Permitted Encumbrances” shall mean (a) statutory Encumbrances for current Taxes not yet due and payable, (b) Encumbrances in respect of property or assets imposed by

Law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens with respect to amounts which are not yet due and owing, and (c) easements, restrictions, covenants or similar matters relating to real property; provided that none of the foregoing described in clause (c) above do or will, individually or in the aggregate, materially impair the value of the property to which they relate or the continued use and operation thereof in the Business as conducted by the Seller since December 7, 2007.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Pre-Closing Tax Period” shall mean a taxable period (or portion of any Straddle Period) that ends before the Closing Date.

“Proceeding” shall mean any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before any Governmental Authority or before any arbitrator, mediator or other alternative dispute resolution provider pursuant to any collective bargaining agreement, contractual agreement or Law, and including any audit or examination, or other administrative or court proceeding with respect to Taxes or Tax Returns.

“Products” shall mean any and all products manufactured at the Seller Owned Real Property and all products listed on Exhibit B.

“Reference Working Capital” shall mean $4,056,000, as determined pursuant to Schedule 1.1 —2.

“Release” shall have the meaning provided in 42 U.S.C. Section 9601(22).

“Seller Leased Real Property” shall mean the real property that is the subject of that certain Lease Agreement, dated December 7, 2007, by and between Harsco Corporation and TW International, as amended.

“Straddle Period” shall mean any taxable period that includes but does not end on the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any other Person 50% or more of the voting equity of which is owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” shall mean all (a) taxes, charges, withholdings, fees, levies, imposts, Duties and governmental fees or other like assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not, imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, commercial activities, Texas margins tax, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation,

Michigan business tax, Michigan single business tax, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” shall mean any return, declaration, form, report, claim, informational return (including all Forms 1099) or statement required by any Governmental Authority to be filed with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten.

“Taxing Authority” shall mean, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Third Party Expenses” shall mean all fees and expenses incurred by the Seller in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties in connection therewith.

“Transition Services Agreement” shall mean a transition services agreement, dated as of the Closing Date, to be entered into by TW International and the Buyer, substantially in the form of Exhibit A.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“TWI Holdings” shall mean Taylor-Wharton Intermediate Holdings LLC, a Delaware limited liability company.

“TW International” shall mean Taylor-Wharton International LLC, a Delaware limited liability company.

“TWI Loan Documents” shall mean the Credit Agreement, dated December 7, 2007, among the Seller, TW International, TW Cryogenics LLC, Sherwood Valve LLC, American Welding & Tank LLC, Structural Composites Industries LLC and General Electric Capital Corporation, the agreements ancillary thereto to which the Seller is a party and the other agreements listed on Schedule 1.1—1.

“United States” or “U.S.” shall mean the United States of America.

1.2                                 Other Defined Terms.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Acquired Accounts Receivable	3.21(a)
Acquired Intellectual Property	2.1(e)
Acquired Inventory	2.1(b)
Acquisition Transaction	5.14
Agreement	Preamble
Allocation Schedule	2.6(a)
Alternate Transaction	5.16(b)(ii)
Assumed Liabilities	2.3(a)
Auction	5.16(b)(ii)
Basket	9.1
Benefit Plans	3.9
Bidding Procedures	5.16
Break-Up Fee	5.16
Business	Recitals
Buyer	Preamble
Buyer Indemnified Persons	9.1
Cap	9.1
Claim Notice	9.6(a)
Closing	2.8(a)
Closing Balance Sheet	2.5(b)
Closing Date	2.8
Closing NWC Adjustment	2.4
Closing Purchase Price	2.4
Contracts	3.12(a)
CPA Firm	2.5(c)
Cure Costs	2.3(c)
Customers	3.18
Equipment	2.1(a)
Escrow Agreement	2.6

Escrow Amount	2.6
Estimated Net Working Capital	2.5(a)
Excluded Assets	2.2
Excluded Liabilities	2.3(a)(ii)
Expense Reimbursement	5.16
Final Allocation Schedule	2.6(c)
Final Net Working Capital	2.5(b)
Final NWC Adjustment	2.5(d)
Final Statement of Net Working Capital	2.5(c)
Financial Statements	3.4
Huntsville Business	Recitals
Huntsville Employee	5.5(a)
Indemnification Acknowledgement	9.6(a)
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Indemnity Limitations	9.1
Interim Financial Statements	3.4
Inventory	2.1(b)
Losses	9.1
Material Contracts	3.12(a)
Net Working Capital	2.5(a)
Net Working Capital Objection	2.5(a)
Net Working Capital Statement	2.5(b)
NWC True-Up	2.5(d)
Objections Notice	2.6(a)
Periodic Taxes	5.3(d)
Phase II Review	5.2(d)
Potential Bidder	5.16(b)(i)
Plan	Recitals
Plant	2.9(c)
Prime Rate	2.5(d)
Product Liability Claims	3.19(b)
Prohibited Parties	5.15(a)
Purchase Price	2.4
Rebate Obligations	3.19(c)
Related Party	3.23
Reports	3.13(e)
Response Period	2.6(a)
Sale Hearing	5.16(a)
Sale Order	5.16(a)
Sale Motion	5.16(a)
Sale Motion Filing Date	5.16(a)
Seller	Preamble
Seller Indemnified Persons	9.2
Seller Owned Real Property	2.1(f)

Sold Assets	2.1
Sold Contracts	2.1(c)
Special Warranties	9.5
Statement of Assets and Liabilities	3.4
Suppliers	3.18
Tax Controversy	9.6(b)
Taxing Jurisdiction	5.3(h)
Third Party Claim	9.6(a)
Title Insurer	2.9(a)(i)(A)(1)
Total Consideration	2.4
Transaction Financing	4.6
Transferred Employees	5.5(a)
Transfer Taxes	5.3(a)
WARN Act	3.24(b)

ARTICLE II.
PURCHASE AND SALE

2.1                                 Purchase and Sale of the Sold Assets.

On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the right, title and interest in and to the Sold Assets.  The term “Sold Assets” means: (i) the Harrisburg Assets, and (ii) all properties, assets and rights of every nature, kind and description, tangible or intangible, whether real, personal or mixed, whether or not reflected on the books and records of the Seller and whether now existing or hereafter acquired, used in or held for use by Seller in connection with, or related to the Huntsville Business, or arising out of the Huntsville Business, or located at the Seller Owned Real Property, including the assets and rights listed below (excluding only the Excluded Assets):

(a)           all machinery, equipment, spare parts, computer hardware, computer software, tools, office equipment, business machines, furniture, furnishings and other tangible personal property (the “Equipment”) of the Seller located at the Seller Owned Real Property, including the Equipment listed on Schedule 2.1(a);

(b)           all inventories of raw material, work in progress, finished goods, spare parts, replacement and component parts, packaging, office and other supplies and inventory (the “Inventory”) of the Seller held by the Seller at the Seller Owned Real Property, or used or held for use in connection with the Huntsville Business (excluding any Inventory manufactured by Seller or its Affiliates in whole or in part at any location other than the Seller Owned Real Property) and (ii) the Inventory of the Seller held by a third party on consignment, that is listed on Schedule 2.1(b)(ii) (the Inventory identified in subparts (i) and (ii) of this Section 2.1(b), collectively, the “Acquired Inventory”);

(c)           all rights and incidents of interest of, and benefits accruing to, the Seller in and to (i) the contracts and agreements set forth on Schedule 2.1(c), (ii) open sales orders or other contracts for the sale of Products or services with respect to the Huntsville Business, which Products or services have not been delivered, whether or not set forth on Schedule 2.1(c), or (iii) any open purchase orders or other contracts made in the ordinary course of business, consistent with past practice, for the acquisition of materials by the Seller with respect to the Huntsville Business (collectively, the “Sold Contracts”);

(d)           all rights and benefits of the credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of the Seller with respect to or arising out of the Huntsville Business;

(e)           all Seller’s or TWI’s right, title and interest in and to the Intellectual Property used in, held for use in, or arising out of, the Huntsville Business including the Intellectual Property set forth on Schedule 2.1(e) (the “Acquired Intellectual Property”);

(f)            all real property set forth on Schedule 2.1(f), including the buildings, structures, fixtures and improvements located thereon together with (i) any and all rights, title and interest of the Seller in and to air, mineral, subsurface and riparian rights and all tenements, easements, hereditaments, privileges and appurtenances appertaining thereto, (ii) any and all right, title and interest of the Seller in and to adjacent streets, alleys or rights of way abutting the real property, (iii) any pending or future award made in condemnation or to be made in lieu thereof, and any unpaid award for damages to the real property; (iv) any rights or awards with respect to tax assessment appeals, including any current or pending appeals; and (v) the use of appurtenant easements, whether or not of record, adjacent, contiguous, or adjoining the real property (the “Seller Owned Real Property”);

(g)           all motor vehicles set forth on Schedule 2.1(g);

(h)           subject to Section 5.10, all Permits (including applications for issuance or renewal thereof) of the Seller with respect to the Huntsville Business or the other Sold Assets;

(i)            all billed and unbilled accounts, notes and other receivables including trade accounts receivables and all correspondence relating thereto with respect to the Huntsville Business and the lockboxes (but not the corresponding bank accounts) utilized by the Huntsville Business with respect to receipt of customer payments, excluding accounts receivable arising from the sale of Inventory manufactured by Seller or its Affiliates in whole or in part at any location other than the Seller Owned Real Property;

(j)            all copies of the books, records, ledgers, files, documents, correspondence, customer, supplier or other lists, manufacturing and engineering drawings and specifications, patterns, jigs, program maps, sales information, environmental records and files, business and marketing plans and proposals, service, maintenance and warranty records, procedure manuals, computer records, and other technical and business records of the Seller with respect to the Huntsville Business; provided, however, that the Seller shall be entitled to retain copies of any such materials that are necessary in its reasonable judgment for its Tax, accounting, personnel or legal purposes;

(k)           all other assets and rights used or held for use in the Huntsville Business;

(l)            all Avoidance Actions relating to any of the Sold Assets;

(m)          any claim, remedy, refund or right of the Seller relating to any asset listed in clauses (a) through (l) above, including any insurance benefits arising from or relating to such assets prior to the Closing and any right under any warranties or guarantees relating to any of the foregoing as of the Closing.

Seller shall transfer, assign or otherwise convey to the Buyer the Sold Assets free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances that may be created by or on behalf of the Buyer.

2.2                                 Excluded Assets.

The Sold Assets shall not include, and the Seller shall not sell, assign, transfer, convey or deliver to the Buyer, and the Buyer shall not purchase or acquire, any right, title or interest in or to any of the Excluded Assets.  The term “Excluded Assets” shall mean the following:

(a)           the Equipment of the Seller located at the Seller Leased Real Property that is not listed on Schedule 1.1-3;

(b)           all of Seller’s right, title and interest in and to Intellectual Property, including any trademarks, corporate names, trade names, logos, domain names, or any variation thereof, and any rights or interests therein, and the goodwill associated therewith, incorporating the name “Taylor-Wharton” or any abbreviation thereof (including “TW”), and including those set forth on subsection 3.11(m) of Schedule 3.11, but excluding the Acquired Intellectual Property;

(c)           any Contract that is not a Sold Contract, including the Contracts set forth on Schedule 2.2(c);

(d)           all rights and incidents of interest of, and benefits accruing to, the Seller with respect to real property, including the Seller Leased Real Property, but excluding the Seller Owned Real Property;

(e)           all accounts, notes and other receivables carried on the Seller’s books with respect to the Business (other than the Huntsville Business) and all lockboxes utilized by the Business with respect to receipt of customer payments;

(f)            all books, records, ledgers, files, documents, correspondence, customer, supplier or other lists, manufacturing and engineering drawings and specifications, patterns, jigs, program maps, sales information, environmental records and files, business and marketing plans and proposals, service, maintenance and warranty records, procedure manuals, computer records, and other technical and business records of the Seller with respect to the Business (other than the Huntsville Business and the Sold Assets);

(g)           any Cash owned by the Seller;

(h)           the organizational documents, taxpayer and other identification numbers, minute and record books and the company seal of the Seller;

(i)            any Inventory that has been used or disposed of in the ordinary course, consistent with past practice, since the date of this Agreement;

(j)            any rights to the Seller’s insurance policies, premiums or proceeds from insurance coverages relating to Excluded Liabilities or the assets of the Business (other than the Sold Assets) for any period, and any other recovery by the Seller for the benefit of or otherwise relating to the Business (other than the Huntsville Business or the Sold Assets) from any Person;

(k)           any rights to any refunds, and any deposits, of the Seller with any Governmental Authority, relating to Taxes for Pre-Closing Tax Periods;

(l)            all Tax Returns and financial statements of the Seller and the Business and all records (including working papers) related to the Seller or the Business pertaining to the Excluded Assets or the Excluded Liabilities;

(m)          all of the Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any other Excluded Asset;

(n)           all rights that accrue to the Seller under this Agreement;

(o)           any Inventory manufactured by Seller or its Affiliates in whole or in part at any location other than the Seller Owned Real Property;

(p)           any accounts receivable arising from the sale of Inventory manufactured by Seller or its Affiliates in whole or in part at any location other than the Seller Owned Real Property;

(q)           all Benefit Plans of Seller and any ERISA Affiliate, and all rights of the Seller under, and any funds and property held in trust or any other funding vehicle pursuant to, or any insurance contract providing funding for, any Benefit Plan;

(r)            the rights and benefits of all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of the Seller with respect to the Business (other than the Huntsville Business);

(s)           all Permits (including applications for issuance or renewal thereof) of the Seller with respect to the Business (other than the Huntsville Business).

2.3                                 Assumption of Liabilities.

(a)           Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume effective as of the Closing, and shall thereafter pay, perform, be responsible for and discharge as and when due only the following Liabilities of the Seller, but excluding any Excluded Liabilities (the “Assumed Liabilities”):

(i)            all Liabilities to be performed under the Sold Contracts after the Closing Date (but not (A) any Liability thereunder arising out of or in connection with any breach of any such Sold Contract occurring on or prior to the Closing Date or (B) any Liability relating to any product sold by the Business, the Seller or any Affiliate of the Seller on or prior to the Closing Date); and

(ii)           all Liabilities of the Seller with respect to the Huntsville Business for accounts payable and other current liabilities, but only to the extent included in the calculation of the Final Net Working Capital;

(iii)          all Liabilities arising out of or relating to accidents, occurrences and other incidents (including all Proceedings relating thereto) occurring after the Closing that result in (A) personal injury, (B) property damage or (C) any other Losses but only to the extent, in each case, such Liabilities result from, are caused by or arise out of, or are alleged to have resulted from, been caused by or arisen out of, directly or indirectly, use of, exposure to or otherwise on account of, any Product that is both (x) manufactured by Seller or any of its Affiliates at the Seller Owned Real Property prior to the Closing Date and (y) sold, shipped or distributed by or on behalf of Buyer or any of its Affiliates on or after the Closing Date; and

(iv)          all Liabilities relating to recalls, product liability claims or warranty claims with respect to any Product that is both (A) manufactured by Seller or any of its Affiliates at the Seller Owned Real Property prior to the Closing Date and (B) sold, shipped or distributed by or on behalf of the Buyer or any of its Affiliates on or after the Closing Date.

Notwithstanding anything herein the contrary, Buyer shall have no Liability with respect to high pressure cylinders manufactured in whole in part at any facility of Seller other than the Seller Owned Real Property.

(b)           Excluded Liabilities.  The Buyer shall not assume, and shall not have been deemed to assume, any Liabilities other than the Assumed Liabilities.  The term “Excluded Liabilities” shall mean all Liabilities of the Seller whether arising on or before the Closing Date, other than the Assumed Liabilities, including:

(i)            all Liabilities arising out of Excluded Assets;

(ii)           all Liabilities under any Benefit Plan of Seller or any ERISA Affiliate;

(iii)          all employee and/or labor related Liabilities (including workers’ compensation Liabilities);

(iv)          all Liabilities (including with respect to loss of life, personal injury, damage to any real property, Environmental Claims, or natural resource damages) arising out of or resulting from any violation of any Environmental Law, Release of Hazardous Materials into the Environment or storage or off-site disposal of any Hazardous Materials: (A) occurring at or emanating from the Seller Owned Real Property at any time prior to the Closing, or occurring at or emanating from the Seller Leased Real Property at any time whether at, before or after the Closing (except to the extent that the Liability arises out of or relates to a matter for which the Buyer is responsible pursuant to Section 2.9(c)), or (B) arising from the operation of the Business at any time prior to the Closing;

(v)           (A) all Liabilities of, or imposed on, the Seller related or attributable to Taxes and (B) all Periodic Taxes related or attributable to the Sold Assets for all Pre-Closing Tax Periods (determined in accordance with Section 5.3(d));

(vi)          all Liabilities arising out of any Debt Obligations of the Seller;

(vii)         all Liabilities for any Third Party Expenses, severance pay obligations with respect to terminations on or prior to the Closing Date, or Change of Control Payments;

(viii)        all Liabilities arising out of or relating to accidents, occurrences and other incidents (including all Proceedings relating thereto), whether known or unknown and whether or not reported, that result in (A) personal injury, (B) property damage or (C) any other Losses, but only to the extent that, in each case, such Liabilities result from, are caused by or arise out of, or are alleged to have resulted from, been caused by or arisen out of, directly or indirectly, (1) use of, exposure to or otherwise on account of any Product manufactured, sold or distributed, or any service rendered, by or on behalf of the Seller on or prior to the Closing Date (other than any Product that is both (x) manufactured by Seller or any of its Affiliates at the Seller Owned Real Property prior to the Closing Date and (y) sold, shipped or distributed by or on behalf of Buyer or any of its Affiliates on or after the Closing Date); (2) automobile liability occurrences relating to the Seller on or prior to the Closing Date; or (3) workers’ compensation occurrences relating to the Seller on or prior to the Closing Date;

(ix)           all Liabilities for outstanding checks and other draws and drafts (including overdrafts) of the Seller;

(x)            all Liabilities owed to any Affiliate of Seller, other than the obligations under the TWI Supply Agreement made as of January 1, 2009 between the Seller and Sherwood Valve, LLC, as amended (but not any Liability thereunder arising out of or in connection with any breach of such agreement occurring on or prior to the Closing Date);

(xi)           all Liabilities relating to recalls, product liability claims or warranty claims with respect to products sold by the Business on or prior to the Closing Date, including the Aviation Recall;

(xii)          all Liabilities under any Contract which is not a Sold Contract;

(xiii)         all Liabilities relating to any damage to the Seller Leased Real Property or any assets or Persons located at the Seller Leased Real Property (i) occurring on or before the Closing, or (ii) occurring after the Closing, except to the extent the Buyer is responsible for such Liability pursuant to Section 2.9(c);

(xiv)        all Liabilities of Seller relating to any agreement to provide any customer any rebate, discount or refund;

(xv)         except as provided in Section 2.9(c), all Liabilities related to any of Seller’s operations not located at the Seller Owned Real Property;

(xvi)        all Liabilities of Seller and its Affiliates under COBRA, including, but not limited to, any Liabilities on any type of “successor employer” basis under COBRA with respect to any current or former Benefit Plan or any current or former practice by Seller or any Affiliate of Seller to provide or make available group health plan coverage to any former employee or non-employee service provider or other non-employee individual (and their spouses and dependents).

(c)           Cure Costs.  To the extent any amount is required to be paid to cure any monetary defaults which exists as of the Closing Date with respect to any executory contracts (as defined in the Bankruptcy Code) included in the Sold Contracts, Seller shall cure such monetary defaults at or prior to the Closing to the extent such cure is required by Section 365 of the Bankruptcy Code (any such amounts paid to cure any defaults, being referred to as the “Cure Costs”).  For the sake of clarity, Buyer shall be responsible to pay all amounts due with respect to Sold Contracts, together with accounts payable and other current liabilities, to the extent the obligations to pay such amounts constitute Assumed Liabilities, it being understood that nothing in this Section 2.3(c) is intended to expand the Assumed Liabilities.

(d)           Further Assurances.  Each of the Buyer and the Seller covenants that it will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts and instruments that the other party hereto or any of its successors or permitted assigns may reasonably request in order to more fully evidence the assumption of the Assumed Liabilities provided for in this Section 2.3 and the sale and transfer of the Sold Assets.

2.4                                 Purchase Price.

On the Closing Date and subject to the terms and conditions set forth in this Agreement, in consideration of the sale, assignment and transfer of the Sold Assets, the Buyer shall (a) pay to the Seller an aggregate amount equal to $11,000,000 in cash, minus Cure Costs not paid by Seller prior to the Closing, minus the Escrow Amount, minus the Harrisburg Holdback, plus the amount, if any, by which the Estimated Net Working Capital is greater than the Reference Working Capital or minus the amount, if any, by which the Estimated Net Working Capital is less than the Reference Working Capital (such amount, the “Closing NWC Adjustment”), by wire transfer of immediately available funds in U.S. dollars to one or more accounts of the Seller designated at least two Business Days prior to the Closing Date (the amount determined pursuant to this first sentence of Section 2.4, the “Closing Purchase Price”), and (b) assume the Assumed Liabilities (the payment, delivery and assumption described in subparts (a) and (b) of this Section 2.4, collectively, the “Total Consideration”).  The Closing Purchase Price shall be adjusted after the Closing Date pursuant to Section 2.5.  The Closing Purchase Price, plus or minus the adjustment amounts determined pursuant to Section 2.5, shall be the “Purchase Price.”

2.5                                 Net Working Capital.

(a)           Estimated Net Working Capital.  No later than three Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a good faith estimate of the Net Working Capital as of the Closing Date, together with all calculations related thereto (the “Estimated Net Working Capital”).  “Net Working Capital” shall mean (i) the total current assets of the Seller included in the Sold Assets less any reserves against such current assets determined in accordance with the Agreed Principles, less (ii) the current Liabilities of the Seller included in the Assumed Liabilities, in each case, as of 12:01 a.m. (Eastern Time) on the Closing Date, determined in accordance with the Agreed Principles.

(b)           Physical Inventory; Closing Balance Sheet; Net Working Capital Statement.  On the Closing Date, Buyer or its representatives shall have the right to conduct a physical inventory count of the Inventory of the Huntsville Business.  Seller shall have the right to observe any such physical inventory.  Within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller and the Seller will reasonably cooperate with Buyer in connection with such preparation as reasonably requested by the Buyer:  (i) a balance sheet (the “Closing Balance Sheet”) of the Seller as of 12:01 a.m. (Eastern Time) on the Closing Date in accordance with the Agreed Principles; and (ii) a net working capital statement (the “Net Working Capital Statement”), setting forth the Net Working Capital (the “Final Net Working Capital”) determined based on the Closing Balance Sheet.  During the 30 days following receipt by the Seller of the Net Working Capital Statement, the Buyer shall, at the request of the Seller, afford the Seller reasonable access to the books and records with respect to the Sold Assets, the Assumed Liabilities and the Huntsville Business (to the extent relevant to the evaluation of the Net Working Capital Statement) and otherwise reasonably cooperate with the Seller in connection with its evaluation of the Net Working Capital Statement.

(c)           Dispute.  Within 30 days following receipt by the Seller of the Net Working Capital Statement, the Seller shall deliver written notice to the Buyer of any dispute the Seller has with respect to the Net Working Capital Statement (the “Net Working Capital Objection”) setting forth a specific description of the basis of the Net Working Capital Objection, the adjustments to the Net Working Capital Statement that the Seller believes should be made, and the Seller’s calculation of the Final Net Working Capital.  During such 30-day period, the Buyer shall, at the request of the Seller, afford the Seller reasonable access to the books and records with respect to the Sold Assets, the Assumed Liabilities and the Huntsville Business (to the extent relevant to the determination of the Final Net Working Capital) and otherwise reasonably cooperate with the Seller in connection with its review of the Net Working Capital Statement and preparation of any Net Working Capital Objection.  The Seller shall be deemed to have accepted the Net Working Capital Statement except to the extent specifically disputed in the Net Working Capital Objection.  Failure to so notify the Buyer within such 30-day period shall constitute acceptance and approval of the Buyer’s calculation of the Final Net Working Capital.  The Buyer shall have 30 days following the date the Buyer receives the Net Working Capital Objection to review and respond to the Net Working Capital Objection.  If the Seller and the Buyer are unable to resolve all of their disagreements with respect to the items specified in the Net Working Capital Objection by the 30th day following the Buyer’s response thereto, after having used their commercially reasonable efforts to reach a resolution, they shall refer their remaining differences to PricewaterhouseCoopers, LLP or, if such firm refuses to accept such engagement (or such firm is, at the relevant time, doing any work for the Buyer or the Seller), another nationally recognized firm of independent public accountants as to which the Seller and the Buyer mutually agree acting promptly and in good faith (in either case, the “CPA Firm”), which shall, acting as experts in accounting, determine on a basis consistent with the requirements of this Agreement, and only with respect to the specific remaining accounting-related differences so submitted, whether and to what extent, if any, the Net Working Capital Statement requires adjustment.  The Buyer and the Seller each agree to execute, if requested by the CPA Firm, a reasonable engagement letter.  The Seller and the Buyer shall request the CPA Firm to render its determination within 45 days.  All fees and expenses of the CPA Firm relating to this work shall be borne equally by the Seller and the Buyer.  All determinations made by the CPA Firm will be limited to the matters submitted to the CPA Firm by the Buyer and the Seller and shall be final, conclusive and binding on the parties and neither the Buyer nor the Seller nor any of their respective Affiliates shall seek further recourse to courts or other tribunals, other than to enforce the CPA Firm’s determination.  Judgment may be entered to enforce such determination in any court of competent jurisdiction.  The Seller and the Buyer shall make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the Net Working Capital Statement and all other items reasonably requested by the CPA Firm.  The “Final Statement of Net Working Capital” shall be (i) the Net Working Capital Statement in the event that (A) no Net Working Capital Objection is delivered to the Buyer during the initial 30-day period specified above with respect thereto or (B) the Seller and the Buyer so agree, (ii) the Net Working Capital Statement, adjusted in accordance with the Net Working Capital Objection, in the event that (A) the Buyer does not object in writing to the Net Working Capital Objection during the 30-day period specified above following receipt by the Buyer of the Net Working Capital Objection or (B) the Seller and the Buyer so agree or (iii) the Net Working Capital Statement, as adjusted pursuant to the agreement of the Buyer and the Seller or as adjusted by the CPA Firm together with any other modifications to the Net Working Capital Statement agreed upon by the Seller and the Buyer.

(d)           Adjustment.  For purposes of this Agreement, (i) the term “Final NWC Adjustment” shall mean the amount by which the Final Net Working Capital (as set forth on the Final Statement of Net Working Capital) is greater than or less than the Reference Working Capital, and (ii) the term “NWC True-Up” shall mean the amount equal to the Final NWC Adjustment (expressed as a positive number, if such adjustment amount was positive, and as a negative number, if such adjustment amount was negative) minus the Closing NWC Adjustment (expressed as a positive number, if such adjustment amount was positive, and as a negative number, if such adjustment amount was negative).  For example, if the Closing NWC Adjustment was a three million dollar increase, and the Final NWC Adjustment is a two million dollar increase, then the NWC True-Up would be negative one million dollars; and if the Closing NWC Adjustment was a three million dollar decrease, and the Final NWC Adjustment is a two million dollar increase, then the NWC True-Up would be a positive five million dollars (i.e., subtracting a negative number converts it into a positive number).  If the NWC True-Up amount is a positive number, the Buyer shall pay such positive amount, plus interest computed at the rate declared on the Closing Date by PNC Bank, National Association as its “base rate” (calculated on the basis of 365 days and the actual number of days elapsed, the “Prime Rate”) for the period from the Closing Date to the date of such payment, by wire transfer of immediately available funds to an account designated by the Seller.  If the NWC True-Up amount is a negative number, the Seller shall pay such negative amount, plus interest computed at the Prime Rate for the period from the Closing Date to the date of such payment, by wire transfer of immediately available funds to an account designated by the Buyer.   In each case, such payment shall be made within three Business Days after the date on which the Final Net Working Capital Statement is determined.

2.6                                 Escrow.

(a)           On the Closing Date, (i) the Buyer will deposit a portion of the Purchase Price equal to $1,750,000 (the “Escrow Amount”) with Wells Fargo Bank N.A., or another bank mutually acceptable to Buyer and Seller the “Escrow Agent”), by wire transfer of immediately available funds, to secure any obligation of the Seller, and TW International to make a payment under Section 2.5 above or Section 9.1 below or as provided in Section 5.3(h) below (ii) the Buyer, the Seller and TW International shall enter into an escrow agreement substantially in the form of Exhibit 2.6 with the Escrow Agent (the “Escrow Agreement”), which shall provide, among other things, for the release of $875,000 to Seller (less the sum of any unresolved claims against the Escrow Amount and payments made from the Escrow Amount to Buyer) on the first anniversary of the Closing Date and the release of the balance of the Escrow Amount to Seller (including any accrued interest on the Escrow Amount, less the amount of any unresolved claims made against the Escrow Amount) on the date which is 18 months after the Closing Date; provided that any Escrow Amount that is not released in accordance with this Section 2.6 due the presence of one or more unresolved claims shall be promptly released to Seller upon the resolution of such claims to the extent that such claims have been resolved in favor of Seller in accordance with the provisions of the Escrow Agreement.

(b)           Seller grants Buyer a continuing security interest in all of Seller’s right, title and interest in the Escrow Amount and the Escrow Agreement to secure the payment of amounts owing or which may become owing to Buyer under this Agreement or the Escrow Agreement; provided that, upon release of all or any part of the Escrow Amount to Seller in accordance with Section 2.6(a), the security interest granted by this Section 2.6(b) with respect to the amount so released will be immediately terminated without any further action by either party.

(c)           Buyer will not enforce any of its rights against the Escrow Amount as collateral for the obligations secured and has no right to payment or distribution from the Escrow Account except as set forth in this Agreement.

(d)           Seller authorizes Buyer to file one or more UCC financing statements describing the Escrow Amount.  Seller also will execute such other documents as are necessary to perfect the security interest in favor of Buyer granted herein.  Notwithstanding the foregoing, upon termination of Buyer’s security interest in all or any part of the Escrow Amount, to the extent necessary to terminate Buyer’s security interest in the portion of the Escrow Amount released, Buyer shall immediately file UCC termination statements with respect to that part of the Escrow Amount and execute such other documents as are necessary to terminate all of its security interest that part of the Escrow Amount.

(e)           For so long as a part of the Escrow Amount remains subject to Buyer’s security interest granted pursuant to this Section 2.6, Seller shall not grant any other security interest in or lien on that part of the Escrow Amount to any other Person.

2.7                                 Allocation of Total Consideration.

Within 90 days after the Closing Date, the Buyer shall prepare or have prepared and deliver to the Seller a schedule (an “Allocation Schedule”) allocating the Total Consideration among the Sold Assets immediately after Closing, in such amounts reasonably determined by the Buyer to be consistent with Section 1060 of the Code and the Treasury Regulations thereunder; provided however the Seller and the Buyer will agree upon the portion of the Total Consideration to be allocated to the Seller Owned Real Property at or before the Closing.

(a)           The Seller shall have a period of five Business Days after the delivery of the Allocation Schedule (the “Response Period”) to present in writing to the Buyer notice of any objections the Seller may have to the allocations set forth therein (an “Objections Notice”).  Unless the Seller timely objects, such Allocation Schedule shall be binding on the parties without further adjustment, absent manifest error.

(b)           The Seller shall raise any objections within the Response Period, and the Buyer and the Seller shall negotiate in good faith and use their reasonable best efforts to resolve such dispute.  If the parties fail to agree within 15 days after the delivery of the Objections Notice, then the disputed items shall be resolved by the CPA Firm, whose determination shall be final and binding on the parties; provided that the CPA Firm shall not adjust the Allocation Schedule except to the extent the Allocation Schedule is inconsistent (and no more than necessary to make the Allocation Schedule consistent) with Agreed Principles.  The CPA Firm shall resolve the dispute within 30 days after the item has been referred to it.  The costs, fees and expenses of the CPA Firm shall be borne equally by the Seller and the Buyer.

(c)           The Buyer and the Seller, and their respective Affiliates, shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Schedule, as modified by agreement of the parties or by determination above (the “Final Allocation Schedule”).  Each of the Buyer and the Seller hereby covenants and agrees that such Person and its respective Affiliates will not take a position on any federal, state, local or foreign income, franchise, excise, sales or other Tax Return, before any Governmental Authority charged with the collection of any income, franchise, excise, sales or other Tax, or in any Proceeding, that is in any way inconsistent with the terms of this Section 2.7 and the Final Allocation Schedule.  The Seller and the Affiliates of the Seller shall cooperate with the Buyer, and provide to the Buyer such documents, forms and other information as the Buyer may reasonably request to prepare such allocation.

2.8                                 The Closing.

Unless this Agreement shall have been terminated pursuant to ARTICLE VIII subject to ARTICLE VI and ARTICLE VII, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the executive offices of the Seller, 4718 Old Gettysburg Rd., Suite 300, Mechanicsburg, PA 17055, on the third Business Day following the satisfaction or waiver of all of the conditions set forth in ARTICLE VI and ARTICLE VII (other than those conditions that are to be satisfied at the Closing) (the “Closing Date”), or at such other place and time as may be agreed upon by the parties hereto.  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  Legal title, equitable title and risk of loss with respect to the Sold Assets will be deemed transferred to or vested in the Buyer, and the transactions contemplated by this Agreement will be deemed effective for Tax, accounting and other computational purposes, and the parties will treat the Closing as if it had occurred, as of 12:01 a.m. (Eastern Time) on the Closing Date.

2.9                                 Deliveries at the Closing.

(a)           Deliveries by the Seller.  At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

(i)            the Ancillary Agreements to which the Seller or any of its Affiliates is a party, duly executed by the Seller or such Affiliates, including the following documents pertaining to the transfer of the Seller Owned Real Property:

(A)          Seller Owned Real Property Documents:

(1)           Deed.  The Deed in recordable form executed and acknowledged by the Seller in favor of the Buyer, in form and substance reasonably acceptable to the Buyer, its counsel and First American Title Insurance Company (the “Title Insurer”), the delivery and recording of which will vest in the Buyer good, marketable and indefeasible fee title in and to such real property and improvements, subject only to the Permitted Encumbrances;

(2)           Title Policy.  Prior to Closing, at the Seller’s and the Buyer’s equally shared cost and expense, a commitment for an owner’s policy of title insurance, in the form and condition as set forth below in this paragraph; at the Seller’s and the Buyer’s equally shared cost and expense, an ALTA Form 2006 owner’s policy of title insurance, with standard exceptions, dated the date and time of the Closing (or a written binding commitment from the Title Insurer to deliver the policy of title insurance at a future date), with an amount of insurance equivalent to the allocation of Purchase Price as set forth herein, insuring the Buyer as sole owner of good, marketable and indefeasible fee title to said real property and improvements, subject only to the Permitted Encumbrances, and containing such customary endorsements as are reasonably acceptable to the Seller and the Buyer, of which the following shall be deemed reasonably acceptable if available in the applicable jurisdiction: (a) extended coverage over standard or general exceptions; (b) access; (c) location; (d) survey equivalency; (e) utility facility; (f) zoning with parking; (g) restrictions; (h) encroachment, if applicable; (i) subdivision, if applicable; (j) mineral rights, if applicable; and (k) contiguity, if applicable;

(3)           Survey.  Prior to Closing, the most recent land title survey of the Seller Owned Real Property in Seller’s possession, which survey was prepared in accordance with ALTA/ACSM standards and made by a surveyor or civil engineer that was duly licensed in the jurisdiction in which the Seller Owned Real Property is located as of the time the survey was prepared;

(4)           Transfer Tax Forms.  All state, city and/or county Transfer Tax forms and returns required to be completed, filed or recorded at the Closing with respect to the Seller Owned Real Property;

(5)           Other Title and Escrow Documents.  Such other documents as may be reasonably necessitated by the Title Insurer in connection with effectuating the issuance of the Title Policy and any related closing escrows, including an owner’s affidavit or statement in customary and commercially reasonable form; provided, that this delivery shall not require any special or exception-specific indemnifications to permit the deletion or “insuring over” of any non-standard title exception; and

(6)           Assignment of Rights.  Subject to Section 5.10, general assignment from the Seller to the Buyer with respect to any and all rights and claims in and to any Permits applicable to the Seller Owned Real Property, plans and specifications in the Seller’s possession, if any, applicable to the Seller Owned Real Property, and any manufacturers’ or contractors’ warranties applicable to the Seller Owned Real Property;

(ii)           a bill of sale in the form attached hereto as Exhibit 2.9(a)(ii);

(iii)          an assignment and assumption agreement in the form attached hereto as Exhibit 2.9(a)(iii);

(iv)          possession and occupancy of the Seller Owned Real Property, and possession of the Sold Assets;

(v)           a certificate of good standing (A) of the Seller, issued by the Secretary of State of the State of Delaware, dated within 10 Business Days of the Closing; and (B) of the Seller issued by the Secretary of State of the State of Alabama, dated as of the most recent practicable date;

(vi)          certified copies of resolutions duly adopted by the board of managers of the Seller, evidencing the taking of all limited liability company action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(vii)         a certificate stating that the Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2), in a form reasonably acceptable to the Buyer;

(viii)        a certificate of the Secretary or Assistant Secretary of the Seller identifying the name and title and bearing the signatures of the officers of the Seller authorized to execute this Agreement and the other agreements, documents, certificates and instruments contemplated hereby;

(ix)           a receipt for the Closing Purchase Price paid on the Closing Date;

(x)            amendments/releases to the TWI Loan Documents, duly executed by the parties thereto, which provide that the Seller is no longer a party thereto and confirm that the Seller has no Liabilities of any kind with respect thereto;

(xi)           forms of UCC-3 Termination Statements in proper form for filing upon the Closing and such other release documents and/or forms necessary to terminate validly or release all Encumbrances (other than Permitted Encumbrances) granted by the Seller or any of its Affiliates in favor of any Person against the Sold Assets;

(xii)          evidence of the consents set forth on Schedule 2.9(a)(xii);

(xiii)         Intellectual Property assignments, executed by the Seller or any of its Affiliates, assigning the Seller’s or any of its Affiliates’ entire right, title and interest in, to and under the trademarks, patents and domain names and their associated goodwill listed on subsection 3.11(b) of Schedule 3.11 (but excluding those set forth on subsection 3.11(m) of Schedule 3.11);

(xiv)        an amendment to the TWI Supply Agreement made as of January 1, 2009 between the Seller and Sherwood Valve, LLC in the form attached hereto as Exhibit 2.9(a)(xiv); and

(xv)         a certificate in a form reasonably acceptable to Buyer dated the Closing Date and signed by the Seller certifying that the representations and warranties of the Seller contained in ARTICLE III are true, complete and correct in all material respects as of the Closing Date and representing and warranting that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.7 and 7.8 have been satisfied; provided however if the Effective Date of the Plan occurs after June 12, 2010 and Buyer nevertheless elects to Close the transactions contemplated by this Agreement, such certificate shall not be required to refer to the conditions contained in Sections 7.4, 7.7 or 7.8.

(b)           Deliveries by the Buyer.  At or prior to the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following:

(i)            the Closing Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by the Seller, payable in accordance with Section 2.4 hereof;

(ii)           the Ancillary Agreements to which the Buyer is a party, duly executed by the Buyer;

(iii)          a certificate of good standing of the Buyer, issued by the Secretary of State (or similar Governmental Authority) of its jurisdiction of incorporation, dated as of the most recent practicable date;

(iv)          a copy of the certificate of incorporation (or equivalent document) of the Buyer, certified by the Secretary of State (or similar Governmental Authority) of its jurisdiction of incorporation, dated as of the most recent practicable date;

(v)           certified copies of resolutions duly adopted by the board of directors of the Buyer evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(vi)          an amendment to the TWI Supply Agreement made as of January 1, 2009 between the Seller and Sherwood Valve, LLC in the form attached hereto as Exhibit 2.9(a)(vi);

(vii)         an assignment (in form and substance reasonably satisfactory to Buyer) by TWI to the Buyer of all right, title and interest in and to the Acquired Intellectual Property; and

(viii)        a certificate of the Secretary or Assistant Secretary of the Buyer identifying the name and title and bearing the signatures of the officers of the Buyer authorized to execute this Agreement and the other agreements, documents, certificates and instruments contemplated hereby.

(c)           Post-Closing Delivery of Harrisburg Assets; Harrisburg Holdback.  Promptly following the Closing the Seller and the Buyer will agree upon on a date mutually convenient for the Seller and the Buyer, but not more than 45 days after the Closing Date, when the Buyer will remove the Harrisburg Assets from the Seller Leased Real Property (the “Plant”).  Seller will provide sufficient access to the Plant so that Buyer may remove the Harrisburg Assets.  In the event the Buyer is prevented by Seller or any third party, from accessing or reasonably removing the Harrisburg Assets, the above 45 day period will be extended until such time as Buyer is provided with the required access to the Plant to remove the Harrisburg Assets.  The Buyer shall remove the Harrisburg Assets from the Seller Leased Real Property by means reasonably acceptable to Seller and dispose of the Harrisburg Assets in compliance with all applicable Laws.  The Buyer shall be responsible for any damage to the Seller Leased Real Property caused by the removal of the Harrisburg Assets from the Seller Leased Real Property; but not any damage or condition which existed on, at, or under the Seller Leased Real Property prior to the date the Harrisburg Assets are removed from the Seller Leased Real Property.  By way of further clarification, Buyer will not be responsible for any repair costs, restoration costs, testing costs, reporting costs or remediation costs which may result from a preexisting condition which is revealed upon removal of the Harrisburg Assets; provided that Buyer will be responsible for any such repair costs, restoration costs, testing costs, reporting costs or remediation costs to the extent that Buyer’s negligence or willful misconduct exacerbates or otherwise adversely affects the preexisting condition.  TW International and the Seller will be solely responsible for resolving any dispute with the owner of the Seller Leased Real Property relating to Buyer’s access to the Seller Leased Real Property for purposes of removing the Harrisburg Assets in a reasonable manner.  At the sole cost and expense of TW International and Seller, TW International and Seller will take all actions, including, if reasonably necessary, instituting legal action, as may be reasonably necessary to provide Buyer the access to the Plant required to permit Buyer to remove the Harrisburg Assets.  In regard to any legal actions required in connection with the immediately preceding sentence, Seller will use counsel reasonably acceptable to Buyer.  If requested by Seller, Buyer will reasonably cooperate in Seller’s efforts to resolve such dispute at Seller’s and TWI’s sole cost and expense.  Upon receipt by Buyer of possession of the Harrisburg Assets on or prior to October 31, 2010, it will pay to Seller the Harrisburg Holdback less any amounts it was required to expend if Seller fails to pursue its obligations under this Section 2.9(c) diligently in good faith or otherwise expend at Seller’s request in connection with the resolution of any dispute regarding its access to the Plant to remove the Harrisburg Assets.  In the event that Buyer does not receive possession of the Harrisburg Assets due to Seller’s failure to provide Buyer with access to the Plant reasonably necessary to permit Buyer to remove the Harrisburg Assets on or before October 31, 2010, Seller will pay to Buyer $125,000 and Buyer may irrevocably retain the Harrisburg Holdback.  Irrespective of whether Buyer is paid $125,000 and entitled to retain the Harrisburg Holdback, Buyer may thereafter continue efforts to obtain access to the Harrisburg Assets and gain possession of the Harrisburg Assets, however after, October 31, 2010, it must do so at its own cost and expense.

2.10                           Further Assurances.

Each party hereto covenants that it will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts and instruments that the other party hereto or any of its successors or permitted assigns may reasonably request in order to more fully evidence the sale and transfer of the Sold Assets.  To the extent any payment of any amounts owed to the Buyer are received by the Seller after the Closing, the Seller will, within five Business Days, (i) notify the Buyer of such receipt and (ii) transfer such funds and related supporting customer remittance or other lockbox receipt details received to the Buyer, without set off, recoupment, holdback, or debit or any kind or nature.  To the extent any payment of any amounts owed to the Seller are received by the Buyer after the Closing, the Buyer will, within five Business Days, (i) notify Seller of such receipt and (ii) transfer such funds and related supporting customer remittance or other lockbox receipt details received to the Seller, without set off, recoupment, holdback, or debit or any kind or nature.  In the event either of the Seller or the Buyer receive any checks made payable to the other in payment of any amounts owed to the other party, each party will promptly endorse such checks to the order of the other party and take such other actions to enable the proper party to deposit such checks in the party’s accounts.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and TW International (with respect to Sections 3.1(b), 3.2(b) and 3.3)  represent and warrant to the Buyer as of the date of this Agreement and as of the Closing Date as follows:

3.1                                 Organization.

(a)           The Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The Seller has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have and could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.  The Seller is qualified or licensed to do business in the State of Alabama and the Commonwealth of Pennsylvania.

(b)           TW International is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  TW International has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have and could not reasonably be expected to have a material adverse effect on the ability of TW International to perform its obligations under this Agreement.

3.2                                 Authorization; Enforceability.

(a)           The Seller has the limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is a party and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of the Seller.  This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Buyer, constitutes a valid and binding agreement of the Seller, enforceable against it in accordance with its terms, subject to General Enforceability Exceptions.

(b)           TW International has the limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which TW International is a party and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of TW International.  This Agreement has been duly executed and delivered by TW International and, assuming due authorization, execution and delivery by the Buyer, constitutes a valid and binding agreement of TW International, enforceable against it in accordance with its terms, subject to General Enforceability Exceptions.

3.3                                 Membership Interests.

TW International owns all of the membership interests of the Seller.

3.4                                 Financial Statements; Accounting Controls and Procedures.

(a)           Attached as Schedule 3.4 are (i) the unaudited statement of assets and liabilities of the Huntsville Business as of December 31, 2008, and the unaudited statement of income of the Huntsville Business for the year then ended, (ii) the unaudited statement of assets and liabilities of the Huntsville Business as of December 31, 2009, and the unaudited statement of income of the Huntsville Business for the year then ended (collectively, the “Financial Statements”), and (iii) unaudited statement of assets and liabilities of the Huntsville Business as of March 31, 2010 and the unaudited statement of income of the Huntsville Business for the three-month period then ended (the “Interim Financial Statements”).   The foregoing income statements and statements of assets and liabilities included in the Financial Statements and Interim Financial Statements include the corporate allocations (such as insurance and selling, general and administrative expenses) described on Schedule 3.4.  The Financial Statements and Interim Financial Statements present fairly, in all material respects, the financial condition and the results of operations of the Huntsville Business as of their respective dates and for the respective periods then ended.  The Financial Statements have been prepared in accordance with GAAP, except with respect to (A) accounting for inventory and the capitalization of manufacturing labor and overhead variances into inventory and the testing of lower cost or market, (B) the recognition of pension accounting and (C) other minor deviations from GAAP that are not material in the aggregate.

(b)           The Seller, with respect to the Huntsville Business, maintains a separation of duties in the management of its financial books and records.  The Seller maintains responsibility for control over its cash receipts and disbursements separate from the accounting organization in its treasury department.  The treasury department scrutinizes the Seller’s cash receipts and other receivables.  The treasury department requires a three way match of purchase order, receipt of goods, and invoice before a payment is made and any deviations from this practice require the approval of the Seller’s treasurer.  The Seller maintains its cash holdings at a physical location separate from the Seller Owned Real Property.  The information technology enterprise resource planning systems of the Seller include controls that limit user access to the functions and information necessary for each user to perform his or her responsibilities.  The Seller’s accounting organization reconciles accounts and Seller’s financial management periodically (though not systematically) reviews key accounts.  The Seller performs a count of all inventories one time per year and reconciles the count to its ledgers.  The Seller performs a count on certain inventory items on a more regular basis.  The Seller’s controller compiles the financial results of the Seller.  These results are reviewed periodically with the Seller’s management and board of managers and delivered to the Seller’s lenders with an attestation as to the validity thereof from the Seller’s chief financial officer.  To the Knowledge of the Seller, the foregoing controls and procedures provide reasonable assurance that material transactions are duly authorized, executed and recorded on the books and records of the Seller.  The Seller does not have an internal audit department and there is no independent audit of the Seller’s books and records.  Nothing in this Section 3.4(b) shall be deemed to limit the representations and warranties contained in Section 3.4(a).

3.5                                 No Approvals or Conflicts.

(a)           Except as set forth on Schedule 3.5, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Seller of the transactions and performance of its obligations contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by the Seller of its organizational documents (including its certificate of formation and limited liability company agreement), (ii) violate, conflict with or result in a breach of, or constitute a default by the Seller (or create an event that, with notice or lapse of time or both, would constitute a default) or give rise to any payment or other penalty or any right of termination, cancellation or acceleration that could be materially adverse to the transactions contemplated by this Agreement, or result in the creation of any Encumbrance upon any of the Sold Assets, under any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit (including the permits listed on Schedule 3.13), lease, contract or other instrument to which the Seller or any of the Sold Assets may be bound, (iii) violate or result in a material breach of any Governmental Order or Law applicable to the Seller or any of the Sold Assets or (iv) except for filings with the Bankruptcy Court and the issuance of the Sale Order and as may be required by any unique aspect of Buyer, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority.

(b)           The execution, delivery and performance by TW International of this Agreement and the Ancillary Agreements to which it is a party and the performance of its obligations contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by TW International of its organizational documents (including its certificate of formation and limited liability company agreement), (ii) violate, conflict with or result in a breach of, or constitute a default by TW International (or create an event that, with notice or lapse of time or both, would constitute a default) or give rise to any payment or other penalty or any right of termination, cancellation or acceleration, under any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract or other instrument to which TW International or its assets may be bound, (iii) violate or result in a material breach of any Governmental Order or Law applicable to TW International or any of the Sold Assets or (iv) except for filings with the Bankruptcy Court and the issuance of the Sale Order and as may be required by any unique aspect of Buyer, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority.

3.6                                 Compliance with Law; Permits.

Except as set forth on Schedule 3.6(i) (and except with respect to compliance with Environmental Laws, which is covered solely by Section 3.13), since December 7, 2007, the Seller has conducted the Huntsville Business, and the Sold Assets have been maintained, in compliance in all material respects with all Laws.  Except with respect to Permits required under Environmental Laws (which are covered solely by Section 3.13), the Seller possesses all material Permits necessary to conduct the Huntsville Business as conducted since December 7, 2007, and as necessary to own, lease or operate the Sold Assets as owned, leased or operated by Seller since December 7, 2007.  All Permits described in the immediately preceding sentence are listed on Schedule 3.6(ii).  All such Permits necessary to conduct the Huntsville Business as conducted since December 7, 2007 and operate the Sold Assets as operated since December 7, 2007 are in full force and effect and, except as set forth on Schedule 3.5 or Schedule 3.6, are transferable to the Buyer at the Closing.  Since December 7, 2007, the Huntsville Business has been conducted, in all material respects, in accordance with the requirements of such Permits.

3.7                                 Proceedings.

Except as set forth on Schedule 3.7 (and except with respect to Environmental Claims, which are covered solely by Section 3.13), there are no Proceedings pending or, to the Knowledge of the Seller, threatened against the Huntsville Business or the Seller.

3.8                                 Tax Matters.

Except as set forth on Schedule 3.8:

(a)           (i) All Tax Returns of the Seller and all other income, sales and other material Tax Returns that relate to the Huntsville Business or the Sold Assets have been timely filed, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable by Seller or that relate or are attributable to the Huntsville Business or the Sold Assets, have been timely paid (whether or not shown or required to be shown on any Tax Return) except for Taxes specifically listed on Schedule 3.8 being contested in good faith and for which adequate reserves have been established and maintained in accordance with the Agreed Principles of the Seller and specifically listed on Schedule 3.8.

(b)           The Seller has duly and timely collected and remitted all sales, use, excise or similar Taxes related or attributable to the Sold Assets or the Huntsville Business in accordance with applicable Law.  The Seller does not have any Liability for the Taxes of any third Person with respect to the Sold Assets as a transferee or successor, by contract or otherwise.

(c)           No material reassessments (for property, ad valorem or other Tax purposes) of any of the Sold Assets have been proposed in writing.

(d)           There are no Encumbrances relating to Taxes encumbering any Sold Assets, except for Permitted Encumbrances.

(e)           The Seller is, and has been for its entire existence, a disregarded entity within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii).

(f)            No claim has ever been made by any Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.  All Taxes that the Seller is required to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the appropriate Taxing Authority, including, without limitation, all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, former employee, partner, independent contractor, creditor, shareholder, member, affiliate, customer, supplier or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.  None of the Sold Assets (i) is stock of any corporation or other entity classified for federal income tax purposes as an association taxable as a corporation, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) secures any debt, the interest on which is exempt from Tax under Section 103 of the Code.  The Seller is not a party to any “safe harbor lease” that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986.  No Change in Control Payments will be nondeductible under Section 280G or 162(m) of the Code or subject to Tax under Section 4999 of the Code.  No member of the Seller and no manager, director or officer (or employee responsible for Tax matters) of Seller expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  To the Knowledge of the Seller there is no dispute or claim concerning any Tax Liability of the Seller.

(g)           The unpaid Taxes of the Seller (A) did not, as of March 31, 2010, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing their Tax Returns.

3.9                                 Employee Benefits.

Schedule 3.9 sets forth a list of (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (b) all other severance, salary continuation, Change of Control Payment, employment, incentive, bonus, option, membership interest purchase, restricted membership interest, retirement, pension, redundancy, profit sharing or deferred compensation plans (whether qualified or nonqualified), programs, agreements or policies and (c) all other employee benefit plans or programs, in each case (i) in which Huntsville Employees participate (other than any such plans, programs, agreements or policies required by Law to be provided to any such employees, including workers’ compensation or similar benefits) sponsored or maintained by the Seller, (ii) with respect to which the Seller has made or is required to make payments, transfers or contributions for Huntsville Employees or (iii) or with respect to which the Seller has any current or contingent Liability (collectively, the “Benefit Plans”).  There is no lien pursuant to Code Sections 412(n) (as in effect through the date of its repeal) or 430(k) or pursuant to ERISA Sections 303(k), 4062 or 4068 in favor of, or enforceable by, the Pension Benefit Guaranty Corporation or any other entity with respect to any of the Sold Assets.  For purposes of this Section 3.9 only, the term “Seller” includes any ERISA Affiliate.

3.10                           Labor Relations.

(a)           The Seller is not a party to any collective bargaining agreement applicable to the Huntsville Employees, nor is any such contract or agreement presently being negotiated; (b) there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Seller, threatened against the Seller with respect to the Huntsville Employees; (c) there have been no grievances, arbitrations or other similar proceedings since December 7, 2007 under, or pertaining to, any collective bargaining agreement or any associated side letters or agreements applicable to employees of the Seller; and (d) there is, and since December 7, 2007 there has been, no labor strike, slowdown, work stoppage, or lockout in effect, or, to the Knowledge of the Seller, threatened against or otherwise affecting the Seller.  To the Knowledge of the Seller, there is no effort to organize employees of the Seller that is pending or threatened as of the date hereof.

3.11                           Intellectual Property.

(a)           Notwithstanding anything to the contrary contained in this Agreement, only the representations and warranties contained in this Section 3.11 shall apply to the Acquired Intellectual Property.

(b)           Schedule 3.11 sets forth a complete and correct list of all of the registered forms (including all applications for registration) and all material unregistered forms of the Acquired Intellectual Property.

(c)           Except as otherwise specifically identified on Schedule 3.11, all registered forms (including all applications for registration) of the Acquired Intellectual Property identified on Schedule 3.11 have been duly issued (or in the case of applications for registration, duly filed) and have not been cancelled, abandoned or otherwise terminated.

(d)           None of the unregistered forms of the Acquired Intellectual Property identified on Schedule 3.11 has been abandoned.

(e)           Except as otherwise specifically set forth on Schedule 3.11, all actions required to have been taken from and after December 7, 2007 to record each owner throughout the chain of title of all of the Acquired Intellectual Property required to have been listed on Schedule 3.11, with each applicable Governmental Authority up to the date of this Agreement, have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities.

(f)            Except as otherwise specifically set forth on Schedule 3.11 or Schedule 3.12(a), the Seller is the sole owner of all right, title and interest in and to all of the registered forms (including all applications for registration) and all of the material unregistered forms of the Acquired Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and all governmental fees associated therewith and due as of the date of this Agreement have been paid in full.

(g)           Except as otherwise specifically set forth on Schedule 3.11 or Schedule 3.12(a), to the Knowledge of the Seller, since December 7, 2007, the Seller has used commercially reasonable efforts to protect the secrecy and confidentiality of the trade secrets used or held for use primarily in the Huntsville Business.

(h)           Set forth on Schedule 3.11 is a complete and correct list of all proprietary software included in the Acquired Intellectual Property.

(i)            Except pursuant to a Contract set forth in subsection 3.12(a)(v) of Schedule 3.12(a), since December 7, 2007, the Seller has not licensed any material Intellectual Property with respect to the Huntsville Business from any Person.

(j)            Except pursuant to a Contract set forth in subsection 3.12(a)(v) of Schedule 3.12(a), since December 7, 2007, the Seller has not granted any license or other right that does or that will, subsequent to the Closing, permit or enable any third Person other than the Buyer to use any Acquired Intellectual Property, and no such licenses or rights are in effect.

(k)           Except as set forth on Schedule 3.7, since December 7, 2007, the Seller has not received any written notice of any claim and, to the Knowledge of the Seller, there is no threatened claim against the Seller asserting that any of the Acquired Intellectual Property infringes upon or otherwise conflicts with the Intellectual Property of any Person, and the Seller has not given any notice to any Person asserting infringement by such Person of any of the Acquired Intellectual Property.

(l)            Except as otherwise specifically set forth on Schedule 3.11 or in subsection 3.12(a)(v) of Schedule 3.12(a), immediately upon Closing, the Buyer shall own all registered forms of (including all applications for registration) and all unregistered forms of Intellectual Property included in the Acquired Intellectual Property.

(m)          Subsection 3.11(m) of Schedule 3.11 is a complete and correct list of all registered trademarks and domain names (including applications for registration) owned by the Seller that include the “Taylor-Wharton” name and abbreviations thereof (including “TW”).  The continued ownership and the use after the Closing of such trademarks and domain names shall be governed by Sections 2.2(b) and 5.8, hereof.

3.12                           Contracts.

(a)           Schedule 3.12(a)sets forth all of the following contracts and agreements (“Contracts”) to which the Seller is a party or by which it is bound (in either case, with respect to the Huntsville Business) as of the date of this Agreement, other than Benefit Plans (collectively, the “Material Contracts”):

(i)            Contracts involving the expenditure by the Seller (with respect to the Huntsville Business) of more than $10,000 in any instance for the purchase of materials (other than raw materials, which is covered by clause (xii) below), supplies, equipment or services;

(ii)           indentures, mortgages, loan agreements, capital leases, security agreements, or other Contracts for the borrowing of money by the Seller, other than any of the foregoing from which the Sold Assets will be released in connection with the transactions contemplated hereby;

(iii)          guarantees of the obligations of other Persons, other than any of the foregoing from which the Sold Assets will be released in connection with the transaction contemplated hereby;

(iv)          Contracts that restrict the assignees of the Seller after the date of this Agreement from engaging in any line of business in any geographic area or competing with any Person;

(v)           Contracts under which the Seller has licensed material Intellectual Property (other than shrink-wrap, click-wrap and off-the-shelf software) to or from any other Person (including Affiliates of the Seller);

(vi)          partnership, limited liability company, joint venture agreements or other agreements involving a sharing of the profits or expenses by the Seller;

(vii)         Contracts under which the Seller will have obligations or contingent Liabilities after the date of this Agreement relating to the acquisition or sale of any business enterprise;

(viii)        Contracts by and among the Seller, on the one hand, and any of its Affiliates, on the other hand, including the Supply Agreement, dated January 1, 2009, by and between the Seller and Sherwood Valve LLC;

(ix)          any Contract (including employment and consulting Contracts) with any current or former manager, officer or employee of the Seller;

(x)           distributor, sales representative, agency, dealer or similar Contracts;

(xi)          except as set forth with respect to clause (v) above, any Contract providing that the Seller will receive future payments (with respect to the Huntsville Business) aggregating more than $10,000 prior to the expiration of such Contract, other than purchase orders for the sale of Products by the Seller in the ordinary course of business;

(xii)         Contracts involving the expenditure by the Seller (with respect to the Huntsville Business) of more than $10,000 for the purchase of raw materials;

(xiii)        any Contract which obligates the Seller or the Huntsville Business to provide any rebates or discounts; and

(xiv)        any Contract containing any “take or pay” provisions or minimum purchase conditions or requirements involving the expenditure by the Seller (with respect to the Huntsville Business) of more than $10,000 in any instance for the purchase of raw materials, excluding any such Contracts that are terminable by the Seller without penalty on not more than 30 days’ notice.

(b)           Except for the TWI Loan Documents, true and complete copies (or, if oral, written summaries) of each of the Material Contracts have been provided to the Buyer or its representatives.

(c)           Except as set forth on Schedule 3.12(c), each Material Contract is in full force and effect, and is a valid and binding agreement of the Seller and, to the Knowledge of the Seller, each of the other parties thereto, enforceable by or against the Seller and, to the Knowledge of the Seller, each of such other parties thereto in accordance with its terms, subject to the General Enforceability Exceptions.  Except for the Proceedings in the Bankruptcy Court

and as set forth on Schedule 3.12(c), no condition exists or event has occurred since December 7, 2007 that (whether with or without notice or lapse of time or both) would constitute a material default by (i) the Seller under any Material Contract or (ii) to the Knowledge of the Seller, any other party to any Material Contract.

3.13                        Environmental Matters.

To the extent that Seller or TW International makes any representation or warranty in this Section 3.13 with respect to any period of time, or any event, occurrence or other matter that occurred, prior to December 7, 2007, that representation or warranty is hereby qualified by and made solely with respect to the Knowledge of the Seller.  Except as otherwise disclosed in any audit, study, report, analysis or result of investigation identified on Schedule 3.13 or the report attached hereto as Exhibit 3.13:

(a)           The Seller with respect to the Seller Owned Real Property is in compliance with all applicable Environmental Laws.  All licenses and permits currently held by the Seller pursuant to Environmental Laws with respect to the Seller Owned Real Property are identified on Schedule 3.13(a).  The Seller is in full compliance with such licenses and permits and, to the extent required prior to Closing, timely and complete application has been or will be made for renewal, extension, or reissuance of all such licenses and permits, and no Governmental Authority has provided the Seller with any written statement to the effect that such renewal, extension, or reissuance will be denied.  To the Knowledge of the Seller , no Governmental authority has indicated that any license or permit held by Seller with respect to the Seller Owned Real Property, the Sold Assets or the Huntsville Business may not be renewed, extended or reissued in due course and as requested without the imposition of a penalty.

(b)           The Seller is not subject to an order of any court or Governmental Authority relating to any Environmental Law and there is no Environmental Claim pending or, to the Knowledge of the Seller, threatened against the Seller with respect to the Seller Owned Real Property.

(c)           No Hazardous Materials have been stored, transported, treated or disposed of on, in, under, or from the Seller Owned Real Property in any manner that violates applicable Environmental Laws.

(d)           Except for routine inspections, there have been and are no investigations of the Seller Owned Real Property under any Environmental Law, or any activities conducted thereon, by any Governmental Authority or other Person.

(e)           Schedule 3.13(e) lists all environmental audits, studies, reports, analyses and results of investigations related to the past or present environmental condition or compliance status of the Sold Assets and/or the Seller Owned Real Property (“Reports”) in Seller’s possession, custody or control.  The Seller has provided to the Buyer true and complete copies of all such Reports.

(f)            To the Knowledge of Seller, there are not and have never been located at the Seller Owned Real Property any underground storage tanks, above-ground storage tanks, dry cleaning or laundry operations, gasoline filling stations, automobile repair operations, waste treatment, storage or disposal areas, asbestos-containing materials, polychlorinated biphenyls, or any other condition that may be a basis for Liability under any Environmental Law.

(g)           The Seller has not disposed or arranged for the disposal of any Hazardous Material at any off-site location in any manner that may give rise to Liability under any Environmental Law, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 USC 9601 et seq.

No representations or warranties in this Agreement other than those set forth in this Section 3.13 will be deemed to relate to Environmental Laws, Releases of Hazardous Materials or other environmental matters.

3.14                        Personal Property Assets.

(a)           The Seller has good and valid title to, or holds by valid and existing lease or license, all the material tangible personal property assets included in the Sold Assets, reflected as assets on the Statement of Assets and Liabilities, or acquired after December 31, 2009, except with respect to inventory disposed of in the ordinary course of business consistent with past practice since such date, free and clear of all Encumbrances except for Permitted Encumbrances.  The Harrisburg Assets are not subject to any lien in favor of the landlord of the Seller Leased Real Property.

(b)           Except as set forth on Schedule 3.14, all such personal property assets included in the Sold Assets (other than the Harrisburg Assets) are (x) free from any material defects, (y) in reasonably good maintenance, operating condition and repair, normal wear and tear excepted and (z) reasonably suitable for the purposes for which such personal property is has been used since December 7, 2007.

(c)           As of January 27, 2010, the forge and draw bench which are included in the Harrisburg Assets were in good working condition.  Such forge and draw bench have not been used since January 27, 2010 and, to the Knowledge of the Seller, remain in the same condition as they were in on January 27, 2010.  Except as otherwise set forth in this Agreement, Seller makes no representation or warranty of any kind whatsoever, whether express or implied, oral or written, regarding any Harrisburg Assets, and, except as set forth in this Agreement, Buyer acknowledges and agrees that it is purchasing the tangible personal property assets listed on Schedule 2.1(a)(ii) on an AS IS WHERE IS basis.  All of the Harrisburg Assets are located at the Seller Leased Real Property.

3.15                        Seller Owned Real Property.

With respect to the Seller Owned Real Property, except as otherwise specified on Schedule 3.15:

(a)           the Seller has good and marketable fee simple title to the Seller Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances;

(b)           there are no pending or, to the Knowledge of the Seller, threatened Proceedings (including condemnation or land use or zoning related actions) affecting the Seller Owned Real Property, except for such Proceedings as are listed on Schedule 3.15(b);

(c)           all real property Taxes and assessments are current and have been paid when due and the Seller has not received notice of any pending or threatened special assessment proceedings affecting the Seller Owned Real Property;

(d)           except for Permitted Encumbrances, the Seller Owned Real Property is not subject to a lease, sublease, license or other agreement, written or, to the Knowledge of the Seller, oral, granting any Person any right to the use, occupancy or enjoyment thereof (or any portion thereof);

(e)           to the Knowledge of the Seller, water, electric, gas and sewer utility services and septic tank and storm drainage facilities currently available are adequate in all material respects for the present use of the Seller Owned Real Property in the conduct of the Huntsville Business;

(f)            the electrical, mechanical, plumbing, heating, air conditioning, ventilation, fire detection and sprinkler systems in the buildings, and the boilers, and the roofs and walls and foundations of the buildings, are in reasonably good maintenance, operating condition and repair, subject to ordinary wear and tear; and

(g)           there are no existing violations of any Laws applicable to the Seller Owned Real Property, including zoning ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other municipal departments or other Governmental Authority having jurisdiction against or affecting the Seller Owned Real Property, that could have a Material Adverse Effect on the Huntsville Business.

3.16                        No Brokers’ or Other Fees.

No Person has acted, directly or indirectly, as a broker, finder, financial advisor or investment banker for the Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.17                        Undisclosed Liabilities.

Except for Liabilities (a) expressly reflected or reserved against on the Interim Financial Statements, (b) arising in the ordinary course of business since the date of the Interim Financial Statements under any Contract (excluding any Liability for a breach of any such Contract) to which the Seller (with respect to the Huntsville Business) is a party, (c) otherwise incurred in the ordinary course of business since the date of the Interim Financial Statements or (d) specifically disclosed on Schedule 3.17 or any other Disclosure Schedule to this Agreement, the Seller (with respect to the Huntsville Business) does not have any Liabilities required to be set forth on a balance sheet prepared in accordance with GAAP or in the notes to such a balance sheet.

3.18                        Customers and Suppliers.

Schedule 3.18 lists the 10 largest customers of the Seller with respect to the Huntsville Business (based on gross sales) during the 2008 and 2009 fiscal years (the “Customers”) and the 10 largest suppliers of goods or services (the “Suppliers”) to the Seller with respect to the Huntsville Business (based on expenditures) during the 2008 and 2009 fiscal years, and, with respect to each, the name and dollar volume involved.  Since December 31, 2009, no Customer or Supplier has terminated or materially and adversely altered its relationship with the Seller (with respect to the Huntsville Business).  To the Knowledge of the Seller no Customer or Supplier has any intention to terminate or materially and adversely alter its relationship with the Seller (with respect to the Huntsville Business), including, without limitation, to:

(a)           cease the use of the Products or services of the Huntsville Business;

(b)           substantially reduce the use of the Products or services of the Huntsville Business;

(c)           seek to reduce the price it will pay for the Products or services of the Huntsville Business;

(d)           seek to increase the price it will charge for Products or services supplied to the Business;

(e)           threaten Seller or place Seller on probation or put Seller on the “no bid” or similar list for future orders;

(f)            seek to materially change the volume, timing or specifications of any present or new business; or

(g)           seek to alter the specifications of any Products, in any material respect.

The parties agree that Seller will not be in breach of this representation if, between the date of this Agreement and the Closing, a Customer notifies Seller or Seller otherwise becomes aware, that a Customer intends to take an action described in this Section 3.18 as a result of the termination of the rebate agreement set forth on Schedule 2.2(c) with such Customer, if any; provided that Seller complies with its obligation to provide Buyer with prompt written notice of the receipt of such notification or that it has become aware of such intention.

3.19                        Product and Services Liability.

(a)           A complete and correct copy of the standard terms and conditions of sale for each of the Products or services of the Seller constituting a part of the Huntsville Business (containing applicable guaranty, warranty and indemnity provisions) is attached as Schedule 3.19(a).  Except as set forth on Schedule 3.19(a), no product manufactured, sold, or delivered by, or service rendered by or on behalf of, the Seller with respect to the Huntsville Business is subject to any guaranty, warranty or other indemnity, express or implied, other than as expressly provided under such standard terms and conditions attached hereto.

(b)           Set forth on Schedule 3.19(b) is a list and brief description of every claim (whether based on strict liability, negligence, breach of warranty (express, implied or as required by applicable law), breach of contract, tort or otherwise) that has been made since December 7, 2007, or that is pending or, to the Knowledge of the Seller, threatened, against the Seller in respect of any product, component or other item manufactured, sold, designed or produced or service rendered by the Seller in connection with the Huntsville Business.  Set forth on Schedule 3.19(b) is a list of every claim (whether based on strict liability, negligence, breach of warranty (express, implied or as required by applicable law), breach of contract, tort or otherwise) that, to the Knowledge of the Seller, has been made or is pending or threatened, against Harsco Corporation, in respect of any product, component or other item manufactured, sold, designed or produced or service rendered by Harsco Corporation in respect of its business conducted at the Seller Owned Real Property.

(c)           Except as set forth on Schedule 3.19(c), Seller has not entered into, or offered to enter into, any agreement, contract commitment or other arrangement (whether written or oral) pursuant to which the Huntsville Business or the Seller is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer of the Huntsville Business (“Rebate Obligations”).  All Rebate Obligations are fully and accurately reflected in the Financial Statements.

(d)           Except as set forth on Schedule 3.19(d), there is and there has been, no pending or, to the Knowledge of the Seller, threatened claim, action, suit, proceeding, arbitration or investigation against the Seller for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Seller in connection with the Huntsville Business, including claims arising out of the alleged defective or unsafe nature of its products or services.

(e)           Except for the Aviation Recall, there is no pending or, to the Knowledge of the Seller, threatened recall (whether government required or initiated by Seller) or investigation of any product designed, manufactured or sold by the Seller in connection with the Huntsville Business.

3.20                        Acquired Inventory.

All of the Acquired Inventory are in good and usable condition, are useable or saleable in the ordinary course of business and are carried on the books and records of the Seller (including the Financial Statements and the Interim Financial Statements) at the lower of cost (determined on a first-in-first-out basis) or market value in accordance with the Agreed Principles, subject to any reserves (determined in accordance with the Agreed Principles) for obsolete or slow-moving inventory set forth on such financial statements.  Since December 31, 2009, there has not been a material change in the method of valuing the Acquired Inventory or in the determination of how and whether costs or other items are capitalized into inventory.  Schedule 3.20 sets forth all material consignment agreements pursuant to which Acquired Inventory are now consigned or have been consigned to others since December 7, 2007.  All Acquired Inventory (other than Acquired Inventory in transit or Acquired Inventory consigned to others) are located at the Seller Owned Real Property.  None of the Acquired Inventory was manufactured in whole or in part by Seller at a location other than the Seller Owned Real Property.

3.21                        Accounts Receivable.

(a)           Schedule 3.21(a) sets forth a true, correct and complete list as of the date set forth thereon of the accounts, notes and other receivables of the Seller with respect to the Huntsville Business (collectively, the “Acquired Accounts Receivable”).  Schedule 3.21(a) includes an aging of all the Acquired Accounts Receivable showing amounts due in 30-day aging categories.  Not less than five Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a true, complete and correct list of all Acquired Accounts Receivable, including an aging in 30-day categories, as of a date not more than five Business Day  prior to the Closing Date, which shall be attached to Schedule 3.21(a).  None of the Acquired Accounts Receivable arose from the sale of Inventory manufactured in whole or in part by Seller at a location other than the Seller Owned Real Property.

(b)           The Acquired Accounts Receivable represent or will represent valid obligations arising solely out of bona fide sales, performance of services and other business transactions in the ordinary course of business consistent with past practice, and are not subject to set-offs, counterclaims or valid defenses, subject to allowances for bad debt recorded (i) on the Interim Financial Statements as of the date of such Interim Financial Statements or (ii) on the Closing Balance Sheet as of the date of such Closing Balance Sheet.  No person has made any request or agreement for deduction or discount under any Acquired Accounts Receivable.  No such Acquired Accounts Receivable are owed by a Person or entity that has sought the protection of any bankruptcy or insolvency Law or is the subject of any dispute as to payment.  All Acquired Accounts Receivable, net of rebates, are current and collectible.

3.22                        Acquisitions and Divestitures.

The Seller was formed solely to acquire the Business and, prior to the Seller’s acquisition of the Business on December 7, 2007, the Seller had no assets or liabilities and did not conduct any operations.  Seller does not own any equity interest in any other Person.

3.23                        Certain Business Relationships with the Seller.

Except as disclosed on Schedule 3.23, neither the Seller, any Affiliate of Seller nor any current director, manager or officer of the Seller (each, a “Related Party”):  (a) owns, directly or indirectly, any interest in any Person that is a competitor, supplier or customer of the Huntsville Business; (b) owns, directly or indirectly, in whole or in part, any material property, asset or right, real, personal or mixed, tangible or intangible that is utilized by or in connection with the Huntsville Business (including any of the Acquired Intellectual Property); (c) is a customer or supplier of the Huntsville Business; or (d) directly or indirectly has an interest in or is a party to any contract, agreement, lease, arrangement or understanding, whether or not in writing, pertaining or relating to the Huntsville Business, except for employment, consulting or other personal service agreements; provided, however, the beneficial ownership of not more than 2% of securities of any entity that are traded on a national securities exchange or over-the-counter market shall not be deemed to breach this Section 3.23.

3.24                        Employees; Employment Matters.

(a)           Compliance with Laws.  Except as set forth on Schedule 3.24(a), since December 7, 2007, the Seller (with respect to Huntsville Business) has complied in all material respects with all applicable Laws relating to labor or labor relations and employment standards, including any provisions thereof relating to wages, hours, immigration control, discrimination, accommodation, retaliation or “whistle-blowing”, employee safety and health, termination pay, vacation pay, fringe benefits, employee benefits, collective bargaining and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto.

(b)           WARN Act.  With respect to the transactions contemplated by this Agreement, any notice required under any Law has been given or will be timely given.  Except as set forth on Schedule 3.24(b), the Seller has not implemented any plant closing or layoff of employees with respect to the Huntsville Business that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”); provided, however, that the foregoing representation shall not be deemed breached by the Seller because of any action taken by the Buyer on or after the Closing that, when combined with any action taken by the Seller prior to the Closing, triggers, results in or causes to arise a Liability or obligation of the Seller under the WARN Act.

3.25                        Sufficiency of Sold Assets.

The Sold Assets are adequate and sufficient for the operation of the Huntsville Business, and constitute all of the assets, rights and properties necessary to conduct the Huntsville Business, as conducted by the Seller since December 7, 2007.  The Sold Assets constitute all of the assets, rights and properties owned by the Seller or its Affiliates and used or held for use in the operation of the Huntsville Business.

3.26                        Absence of Changes.

Except as disclosed on Schedule 3.26 and except for the transactions contemplated by this Agreement, the Huntsville Business has been operated only in the ordinary course consistent with the practice of the Seller since December 7, 2007.  Since December 31, 2009, and with respect to the Huntsville Business, except as disclosed on Schedule 3.26 and except for the transactions contemplated by this Agreement, Seller has not with respect to the Huntsville Business:

(a)           suffered any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities, other than changes in the ordinary course of business which have not had a Material Adverse Effect;

(b)           suffered any damage, destruction or loss of real or personal property (whether or not covered by insurance) having a Material Adverse Effect;

(c)           incurred or agreed to incur any indebtedness for borrowed money (excluding working capital borrowings in the ordinary course of business consistent with past practice);

(d)           paid nor became obligated to pay in excess of $5,000 in the aggregate for fixed assets;

(e)           sold, purchased, transferred or otherwise disposed of, or agreed to sell, purchase, transfer or otherwise dispose of, through merger, consolidation, sale of assets, purchase of assets or otherwise, any assets, or canceled, or agreed to cancel, any debts or claims, other than the sale of inventory in the ordinary course of business consistent with past practice;

(f)            mortgaged, pledged or subjected to any Encumbrance, or agreed to mortgage, pledge or subject to any Encumbrance, any of the Sold Assets;

(g)           entered into any new agreement or arrangement with any Affiliates;

(h)           been threatened with or placed on probation or put on the “no bid” or similar list by any Customer or Supplier or had any material order canceled or, to the Knowledge of the Seller, been threatened with cancellation of any material order;

(i)            entered into, made or permitted any material amendment or termination of any of the Material Contracts other than in the ordinary course of business;

(j)            experienced any shortage or difficulty in obtaining any raw materials or components which caused a stoppage in the operations of a customer;

(k)           made any change in its Tax or accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

(l)            made any change in its practices with respect to the collection of its Accounts Receivables, payment of accounts payable or purchase and sale of Inventory;

(m)          deferred or delayed any capital expenditures; or

(n)           instituted, settled or agreed to settle any material litigation, action or Proceeding before any court or Governmental Authority.

3.27                        Capital Expenditures.

Set forth on Schedule 3.27 is a list of all expenditures made by the Seller with respect to the Huntsville Business in 2008 and 2009 that should be treated as capital expenditures on a balance sheet prepared in accordance with GAAP.

3.28                        Disclosure.

No statement, representation or warranty made by the Seller in this Agreement or any Ancillary Agreement schedules, attachments or exhibits attached to this Agreement or any Ancillary Agreement, contains any untrue statement of any material fact or omits a material fact necessary to make the statements contained in this Agreement, the Ancillary Agreements or such schedules, attachments or exhibits, not misleading.

3.29                        No Other Representations or Warranties.

Except for the representations and warranties contained in this ARTICLE III (as modified by the Disclosure Schedules hereto), neither the Seller nor any other Person makes any other express or implied representation or warranty with respect to the Seller, TW International, the Huntsville Business, the Sold Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and, except for the representations and warranties contained in this ARTICLE III (as modified by the Disclosure Schedules hereto),the Seller disclaims any other representations or warranties, whether made by the Seller, any Affiliate of the Seller or any of their respective officers, directors, employees, agents or representatives, including any representation or warranty regarding the probable success or profitability of the Huntsville Business or any projections, forecasts or budgets provided with respect thereto, and including any confidential memoranda distributed on behalf of the Seller relating to the Huntsville Business or other publications or data room information provided to the Buyer or its representatives, or any other document or information in any form provided to the Buyer or its representatives, including management presentations, in connection with the sale of the Huntsville Business and the Sold Assets, the assumption of the Assumed Liabilities and the transactions contemplated hereby.  Except for the representations and warranties contained in this ARTICLE III (as modified by the Disclosure Schedules hereto), the Seller (a) expressly disclaims any representation or warranty, express or implied, at common law, by statute or otherwise relating to the condition of the Huntsville Business or the Sold Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, statement or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any opinion, information or advice that may have been or may be provided to the Buyer by any director, manager, officer, employee, agent, consultant or representative of the Seller or any of its Affiliates).  The Seller makes no representations or warranties to the Buyer regarding the probable success or profitability of the Huntsville Business.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

4.1                               Organization.

The Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The Buyer has all requisite power and authority to own, lease or operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

4.2                               Authorization; Enforceability.

The Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Buyer and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Buyer.  This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Seller, constitutes a valid and binding agreement of the Buyer, enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions.

4.3                               No Approvals or Conflicts.

The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a breach by the Buyer of (i) its organizational documents (including its certificate of incorporation and bylaws) or (ii) any resolution(s) adopted by the board of directors of the Buyer, (b) violate, conflict with or result in a breach of, or constitute a default by the Buyer (or create an event that, with notice or lapse of time or both, would constitute a default) or give rise to any payment or other penalty or any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Buyer under, any material note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, lease, contract, agreement or other material instrument to which the Buyer or any of its properties may be bound, (c) violate or result in a material breach of any Governmental Order or Law applicable to the Buyer or any of its properties or (d) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority.

4.4                               Proceedings.

There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries that would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.  The Buyer is not subject to any Governmental Order that would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

4.5                               Compliance with Laws; Permits.

Neither the Buyer nor any of its Subsidiaries is in violation of any Governmental Order or Law applicable to them or any of their respective properties, except where noncompliance would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

4.6                               Financing.

The Buyer has sufficient funds to pay the Purchase Price and all related transaction expenses incurred by or on behalf of the Buyer and to consummate the transactions contemplated hereby (the “Transaction Financing”).  There are no conditions precedent or other contingencies related to the funding of the full amount of the Transaction Financing.

4.7                               No Brokers’ or Other Fees.

No Person has acted, directly or indirectly, as a broker, finder, financial advisor or investment banker for the Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.8                               Condition of the Business.

Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges and agrees that the Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in ARTICLE III (as modified by the Disclosure Schedules hereto as supplemented or amended), and the Buyer acknowledges and agrees that, except for the representations and warranties contained in ARTICLE III, the Sold Assets and the Huntsville Business are being transferred on a “where is” and, as to condition, “as is” basis.  Any claims the Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of the Seller set forth in ARTICLE III (as modified by the Disclosure Schedules hereto as supplemented or amended).  The Buyer further represents that neither the Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller, the Huntsville Business, the Sold Assets, the Assumed Liabilities or the transactions contemplated by this Agreement not expressly set forth in ARTICLE III, and none of the Seller, any of its Affiliates or any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer or its representatives or the Buyer’s use of any such information, including any confidential memoranda distributed on behalf of the Seller relating to the Huntsville Business, the Sold Assets, the Assumed Liabilities or other publications or data room information provided to the Buyer or its representatives, or any other document or information in any form provided to the Buyer or its representatives, including management presentations, in connection with the sale of the Huntsville Business and the Sold Assets, the assumption of the Assumed Liabilities and the transactions contemplated hereby.

4.9          Solvency.

In completing the transactions contemplated by this Agreement, the Buyer does not intend to hinder, delay or defraud any present or future creditors of the Buyer or the Seller.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, and assuming the accuracy of the Seller’s representations and warranties contained herein:

(a)           the fair saleable value (determined on a going concern basis) of the assets of the Buyer shall be greater than the total amount of its Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP); and

(b)           the Buyer shall be able to pay its debts and obligations in the ordinary course of business as they become due.

ARTICLE V.
COVENANTS AND AGREEMENTS

5.1                               Conduct of Business Prior to the Closing.

Without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, except as contemplated by this Agreement or as disclosed on Schedule 5.1, from and after the date of this Agreement and until the Closing, the Seller shall (i) conduct the operations of the Huntsville Business in the ordinary course consistent in all material respects with past practice and (ii) use its commercially reasonable efforts to maintain satisfactory relationships with suppliers, customers and others having material business relationships with the Huntsville Business.  Without limiting the generality of the foregoing, except as contemplated by this Agreement and except as set forth on Schedule 5.1, the Seller (with respect to the Sold Assets and the Huntsville Business) shall not do any of the following without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)           sell or otherwise dispose of any of the Sold Assets having an aggregate value exceeding $10,000, excluding sales of inventory in the ordinary course of business consistent with past practice;

(b)           acquire assets that will be included in the Sold Assets having an aggregate value exceeding $10,000, excluding (i) acquisitions of inventory in the ordinary course of business consistent with past practice, and (ii) capital expenditures permitted by clause (d) below;

(c)           merge or consolidate with any Person;

(d)           make any material capital commitments with respect to the Huntsville Business in excess of $10,000;

(e)           incur, assume or guarantee any material Debt Obligation that would become an Assumed Liability;

(f)            incur any Encumbrance on any material Sold Assets, other than Permitted Encumbrances;

(g)           increase the cash compensation of Huntsville Employees other than (i) in the ordinary course of business or (ii) as required by any Contract in effect as of the date hereof and listed on Schedule 3.12(a) or as required by Law;

(h)           enter into any Contract that restricts or will restrict the Huntsville Business after the date of this Agreement from engaging in any line of business in any geographic area or competing with any Person that materially impairs the operation of the Huntsville Business;

(i)            enter into any partnership, limited liability company or joint venture agreement that materially impairs the operation of the Huntsville Business;

(j)            enter into, amend or renew any collective bargaining agreements regarding the Huntsville Employees;

(k)           terminate or make any material amendment to or waive any material rights under a Material Contract;

(l)            permit the Effective Date of the Plan to occur on or prior to June 12, 2010; or

(m)          agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, the Seller shall be permitted (without notice or consent to Buyer) to distribute all Cash held by it as of the Closing Date to TW International.  Notwithstanding the foregoing, Seller shall not be deemed to have breached this Section 5.1, if (a) such breach was inadvertent, (b) is capable of being cured and (c) Seller cures such breach within five days after such breach occurs.  Seller shall promptly notify Buyer if it discovers it has breached any provision of this Section 5.1.

5.2                               Access to Books and Records; Cooperation.

Except as provided in Section 5.3 and in clause (f) of this Section 5.2:

(a)           From the Closing and until the seventh anniversary of the Closing, during normal business hours, upon at least five days prior notice, the Buyer shall permit, at the Seller’s sole cost and expense, the Seller and its counsel, accountants and other authorized representatives to have reasonable access to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Buyer related to the Huntsville Business and the Sold Assets, and the right, at Seller’s expense, to make copies and extracts from such books, records and contracts, to the extent necessary to facilitate the resolution of any claims made by or against or incurred by the Seller with respect to the Sold Assets, the Huntsville Business or the Excluded Liabilities.

(b)           From the Closing and until the seventh anniversary of the Closing, during normal business hours, upon at least five days prior notice, the Seller shall permit, at the Buyer’s sole cost and expense, the Buyer and its counsel, accountants and other authorized representatives to have reasonable access to the officers, managers, employees, accountants and other advisors and agents, properties, books, records and contracts of the Seller as they relate to the Huntsville Business, the Sold Assets or the Assumed Liabilities, and the right, at Buyer’s expense, to make copies and extracts from such books, records and contracts, to the extent necessary to facilitate the resolution of any claims made by or against or incurred by the Buyer with respect to the Sold Assets, the Huntsville Business or the Assumed Liabilities.

(c)           Until the seventh anniversary of the Closing, the Buyer shall not, and shall cause its Affiliates not to, destroy, at any time any files or records that are subject to Section 5.2(a) without giving written notice to the Seller and giving the Seller 60 days following receipt of such notice to request in writing that all or a portion of the records intended to be destroyed be delivered to the Seller at the Seller’s expense.

(d)           During the period commencing on the date hereof and ending on the Closing, the Seller shall afford the Buyer and its counsel, accountants and other authorized representatives, reasonable access, during normal business hours, upon reasonable advance notice, to the officers, managers, employees, accountants and other advisors and agents, properties, books, records and contracts of the Seller with respect to the Huntsville Business, Sold Assets or Assumed Liabilities, including such access as is reasonably necessary for Buyer and its consultants to conduct a Phase II environmental review of the Seller Owned Real Property in accordance with the scope of work set forth in Exhibit 5.2(d) (the “Phase II Review”); provided, that such access does not interfere in any material respect with the Seller’s normal business operations.  The parties agree that the provisions of the Confidentiality Agreement shall continue in full force and effect following the execution and delivery of this Agreement as provided in Section 5.13.  All information obtained by the Buyer and its counsel, accountants and representatives pursuant to this Section 5.2(d) shall be kept confidential in accordance with Section 5.13.

(e)           Notwithstanding any provision in Section 5.2(d) to the contrary, the Buyer’s right to conduct the Phase II Review  shall be subject to the following conditions: (i) the Buyer shall provide evidence that the Buyer and each consultant, representative or agent of the Buyer that performs or participates in the Phase II Review  maintain the minimum insurance coverages specified in Exhibit 5.2(e), (ii) upon performance and upon completion of the Phase II Review, the Buyer shall be responsible and shall restore or cause its representatives to restore, at Buyer’s sole cost and expense, the property affected by the Phase II Review to the condition it was in immediately before the Phase II Review and repair any damage occasioned by the Phase II Review; provided that the foregoing obligation shall not be deemed to include any obligation with respect to any latent condition on, under or affecting Seller Owned Real Property which is exacerbated, expanded, discovered or modified, by the testing conducted within the agreed scope of the Phase II Review, (iii) the Buyer and its consultant, representative or agent shall not perform any testing, drilling, sampling or any other work at the Seller Owned Real Property except pursuant to the scope of work set forth in Exhibit 5.2(d), (iv) the Seller and its consultants, agents and representatives shall have the right to inspect and monitor all aspects of the Phase II Review, (v) at Seller’s request not less than 24 hours prior to commencement of the Phase II Review, the Buyer shall provide the Seller with sufficient quantities of all samples and other materials obtained by the Buyer and its consultants, representatives and agents in connection with the Phase II Review to enable the Seller to perform its own independent testing of the same, (vi) upon Seller’s request, the Buyer shall provide the Seller with a copy of any final reports produced as a result of the Phase II Review upon the Buyer’s receipt of the same and any such final reports produced will be certified for Seller’s use and reliance to the same extent as for Buyer.  Seller agrees that any report, sample or other information provided to Seller in connection with the Phase II Review is subject to the terms of the Confidentiality Agreement and Seller agrees to hold it in strict confidence, not to disclose it to any third party and to use it solely for purposes of exercising or enforcing its rights under this Agreement.

(f)            The Seller shall, on the one hand, use, and the Buyer shall, on the other hand, use, all commercially reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any Governmental Authority or other Person required in connection with the execution, delivery or performance of this Agreement by such party.

(g)           Nothing in this Agreement shall impose obligations on the Seller to give the Buyer or its counsel, accountants or other authorized representatives access to information if such access could reasonably be expected to cause the Seller or any of its Affiliates to be in breach of any duty of confidence or any other duty or obligation under applicable Law (including Laws affecting privacy, personal information and the collection, handling, storage, processing, use or disclosure of data).  Nothing in this Agreement shall impose obligations on the Buyer to give the Seller copies of Tax Returns of the Buyer or any Affiliate of Buyer.  Nothing in this Agreement shall restrict any party to this Agreement from destroying any information in accordance with its record retention policies that are generally applicable to such information or require it to provide any notice of such destruction.

5.3                               Tax Matters:  Cooperation; Preparation and Filing of Tax Returns; Transfer Taxes and other Tax Matters.

(a)           Cooperation.  Subject to the other provisions of this Agreement, the Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, such information and assistance relating to the Huntsville Business and the Sold Assets (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit or other examination by any Taxing Authority, and the prosecution or defense of any Proceeding relating to any Tax Return.  Further, the Seller shall be permitted to retain, in its discretion, copies of any such books and records relating to the Huntsville Business and the Sold Assets as are necessary for any of such purposes as set forth above.  The Buyer and the Seller shall retain, and the Seller shall cause TWI Holdings and TW International to retain, all books and records with respect to Taxes pertaining to the Huntsville Business and the Sold Assets until the expiration of all relevant statutes of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof).  At the end of such period, each party shall provide the other with at least 60 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

(b)           Pre-Closing Taxes.  All Liabilities for Periodic Taxes attributable to the Huntsville Business or the Sold Assets for Pre-closing Tax Periods shall be the responsibility of the Seller, and any refunds or credits or rights to refunds or credits with respect thereto shall be the property of the Seller.

(c)           Post-Closing Taxes.  All Liabilities for Periodic Taxes attributable to the Huntsville Business or the Sold Assets for Tax periods (or the portion of any Straddle Period) beginning on or after the Closing Date shall be the responsibility of the Buyer, and any refunds or credits or rights to refunds or credits with respect thereto shall be the property of the Buyer.

(d)           Proration of Taxes.  All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Huntsville Business or the Sold Assets for a Straddle Period, whether such Taxes are payable to a Governmental Authority, a landlord or other third party (“Periodic Taxes”) shall be apportioned between Sections 5.3(b) and 5.3(c) as of the Closing Date based upon, respectively, the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the number of calendar days in the portion of such Straddle Period commencing on the day following the Closing Date.  Such prorations shall be based upon the most recent available Tax statement and latest Tax valuation.  If the Closing occurs before the Tax rate is fixed for the then current Tax period, the proration of the corresponding Taxes shall be on the basis of the Tax rate for the last preceding Tax period applied to the latest assessed valuation.  The Seller shall be responsible for filing all Tax Returns relating to such Taxes with respect to the Huntsville Business and the Sold Assets that are required to be filed on or prior to the Closing Date, and the Buyer shall be responsible for filing all Tax Returns relating to such Taxes with respect to the Huntsville Business and the Sold Assets required to be filed after the Closing Date.  The portion of any Periodic Taxes which were paid by Seller in advance but relate to portion of the Straddle Period commencing on the day after the Closing Date will be treated as a prepaid current asset on the Closing Balance Sheet, and the portion of any Periodic Taxes which relate to a portion of the Straddle Period ending on or prior to the Closing Date but which are required to be paid by Buyer after the Closing Date, will be treated as a accrued current liability on the Closing Balance Sheet.

(e)           Transfer Taxes.  The Buyer shall pay 50% of and the Seller shall pay 50% of any (i) transfer, real property transfer, documentary, sales, use, stamp, recording and similar Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the sale and transfer of the Sold Assets by the Seller to the Buyer pursuant to the terms of this Agreement and (ii) Duties that may be imposed by any Governmental Authority in connection with the sale and transfer of the Sold Assets by the Seller to the Buyer pursuant to the terms of this Agreement (together, “Transfer Taxes”).  The Seller  shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with the Transfer Taxes, to the extent permitted by applicable Law.  The Buyer shall cooperate with the Seller in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes.  The Seller shall (A) unless the Closing occurs after the Effective Date of the Plan, use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be exempt from Transfer Taxes under 11 U.S.C. § 1146, and (B) in any event, make any and all filings (including applications for tax clearance certificates) reasonably available under applicable Law to be relieved of (and to relieve Buyer from) any Transfer Taxes otherwise applicable to the contemplated transactions.  Seller shall, at least five (5) days prior to Closing, deliver to Buyer for review and comment all Tax Returns and other documentation which Seller is, pursuant to this Section 5.3(e), required to prepare.  To the extent any such Tax Returns (adjusted to take into account Buyer’s comments that are reasonably acceptable to Seller) reflect that any Transfer Taxes will be due, Buyer may elect to withhold the 50% of the amount of such Taxes that is payable by the Seller pursuant to this Section 5.3(e) from the Purchase Price, and cause such Taxes to be paid directly to the appropriate taxing authority in connection with the filing of such Tax Returns (which Buyer may, by notice to Seller, elect to file and, to the extent so filed on behalf of Seller, shall be executed by Seller as

Buyer directs).  To the extent any Tax Returns with respect to Transfer Taxes are required by Law to be filed by Buyer, Buyer will file such Tax Returns.

(f)            Reimbursements.  If the Buyer (or an Affiliate of the Buyer) or the Seller (or an Affiliate of the Seller) pays any Taxes to be borne by another Person under this Section 5.3, the other Person shall promptly reimburse the payor for the Taxes paid.  If any party (or an Affiliate thereof) receives any refunds or credits that are the property of another party under this Section 5.3, the party receiving such refunds or credits shall promptly pay (or cause its Affiliate to pay, as the case may be) the amount of such refunds or credits to the other party hereto.

(g)           Employment Taxes.  Forms W-2 for those employees of the Business hired by the Buyer shall be prepared and filed in accordance with the “alternate procedure” pursuant to Internal Revenue Service Revenue Procedure 2004-53, I.R.B. 2004-34, and any comparable provisions of applicable state and local Laws.  Additionally, as required by the “alternate procedure,” Schedule D of Form 941 shall be prepared and timely filed by both the Buyer and the Seller to explain any discrepancies between Form W-2 and Form 941 reporting.

(h)           Tax Clearance.  Set forth on Schedule 5.3(h) is a list of each jurisdiction in which the Seller files any income, franchise, sales, use or property Tax Returns together with a good faith estimate of the revenues Seller received from each such jurisdiction during the year ended December 31, 2009.  To the extent that, in Delaware, Pennsylvania, Alabama or any other taxing jurisdiction, with respect to which Seller has paid or is required to pay that jurisdiction an amount more than $5,000 with respect to income, franchise, sales, use or property, Taxes with respect to calendar year 2009 (each such jurisdiction a “Taxing Jurisdiction”), any tax clearance or other procedure is available for obtaining certification that all of such Taxes have been paid to that Taxing Jurisdiction, Seller shall apply for such tax clearance certificates and obtain preliminary or conditional tax clearances or such similar assurance as may be available in that Taxing Jurisdiction as to the amount of any Tax due in that Taxing Jurisdiction.  In addition, Seller shall conduct lien searches in Delaware, Pennsylvania and Alabama not less than 30 days after the Closing Date nor more than 60 days after the Closing Date.  The Seller shall, prior to Closing, provide Buyer with a copy of all such applications to be made by the Seller and any preliminary or conditional tax clearances or similar assurance received by Seller.  In the event that any Taxing Jurisdiction to which application is made pursuant to this Section 5.3(h) indicates that any Taxes of Seller are due and owing or the above referenced preliminary or conditional tax clearances or the lien searches otherwise indicate that any Taxes of Seller are due and owing, a portion of the Escrow Amount equal to the amount of any such Taxes shall remain in the escrow and shall not be released to Seller until such time as both of the following are true: (i) the amount would otherwise be released from the escrow but for this Section 5.3(h), and (ii) Seller provides Buyer with (A) a copy of the check or wire transfer in the amount of such Taxes delivered to the Taxing Jurisdiction, (B) other evidence, reasonably satisfactory to Buyer, that the amount of such Taxes has been paid in full or (C) a statement from the Taxing Jurisdiction reasonably satisfactory to Buyer (such as a tax clearance certificate) that such Taxes are not due and owing.

5.4                               Treatment of Payments.

The Buyer and the Seller will treat any amounts payable after the Closing by the Seller to the Buyer (or by the Buyer to the Seller) pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

5.5                               Employees; Employment Matters.

(a)           Employees.  For purposes of this Agreement, a “Huntsville Employee” means (i) any employee of the Seller with respect to the Huntsville Business who are still employed on the Closing Date, including the following employees, each of whom will be listed on Schedule 5.5(a)(i), which shall be delivered to the Buyer at least five Business Days prior to the Closing Date:  (A) who are temporarily absent due to the Family Medical Leave Act, military or other approved leave or absence in compliance with the applicable written policies of the Seller or applicable Law; (B) who are on short term or long term disability leave; or (C) who are receiving workers’ compensation payments as required by Law and have the right to re-employment in accordance with applicable Law.  Subject to Section 5.5(e) and subject to Buyer’s standard hiring practices and procedures, on or prior to the Closing Date, the Buyer shall, make offers of ongoing employment (which offers shall be made in compliance with applicable Law) at substantially the same level of compensation as in effect immediately prior to the Closing to all Huntsville Employees (conditioned upon the Closing) other than those persons set forth on Schedule 5.5(a)(ii), employees on lay-off, suspension or who have been terminated prior to the Closing and other than Persons who have received notice of termination prior to the Closing and who are still employed on the Closing Date.  All Huntsville Employees described in the immediately preceding sentence who accept the Buyer’s offer of employment as of the Closing Date are hereinafter referred to collectively as the “Transferred Employees”.

(b)           Cessation of Active Participation in Benefit Plans.  Effective as of the Closing Date, all Transferred Employees will cease active participation in, and any benefit accrual under, each of the Benefit Plans, except as required by Law.

(c)           No Right to Employment.  Nothing herein expressed or implied shall confer upon any of the employees of the Seller, the Buyer or any of their respective Affiliates any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(d)           No Third Party Beneficiary.  No provision in this Section 5.5 shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller, the Buyer or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create, or be deemed to constitute or create, an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Seller, the Buyer or any of their respective Affiliates.

(e)           No COBRA Successor Liability.  Buyer shall not be a “successor employer” of Seller or any Affiliate of Seller under COBRA with respect to any current or former Benefit Plan or any current or former practice by Seller or any Affiliate of Seller to provide or make available group health plan coverage to any former employee or non-employee service provider or other non-employee individual (and their spouses and dependents).

5.6                               Labor Matters.

The Seller shall take, or cause to be taken, any and all actions in connection with any required notification to, or any required consultation with, the employees and relevant government agencies concerning the transactions contemplated by this Agreement with respect to the employees of the Seller, and the Buyer will reasonably cooperate with the Seller in connection with the foregoing, including by providing any such notification requested by the Seller, whether before or after the Closing.  Set forth on Schedule 5.6 is a list of all Employees of Seller terminated by Seller within the period beginning 30 days prior to the date of this Agreement and ending on the Closing Date.

5.7                               Contact With Customers and Suppliers.

Prior to the Closing, the Seller shall use commercially reasonable efforts to cooperate with and assist the Buyer in preserving the business organization and operations of the Huntsville Business and the goodwill of those having business relationships with the Huntsville Business.  Consistent with applicable Competition/Foreign Investment Laws, upon the Seller’s prior written consent (which the Seller may not unreasonably withhold, but which the Seller may condition upon a designee of the Seller being present at any meeting or conference referenced in this sentence) the Buyer and its representatives shall be permitted to contact and communicate with the employees, customers, suppliers and licensors of the Huntsville Business in connection with the transactions contemplated by this Agreement.

5.8                               Non-Solicitation by Buyer and its Affiliates.

For a period of two years following the Closing Date, without the prior written consent of TW International, the Buyer shall not, and shall cause its Affiliates not to, solicit or hire any employee of the TW International or its Affiliates, excluding the Huntsville Employees, for employment or consulting services by the Buyer or any of its Affiliates.  An employee shall be deemed not to have been solicited for employment if such employee responded to a general solicitation.  Seller and TW International will cause their sales agent Richardo Fechi (A) to provide Buyer (either through TW International or directly) with the names and contact information of his contacts at customers for sale of Products and (B) personally introduce Buyer’s designated sales representative to each customer with respect to whom Mr. Fechi has been Seller’s representative with respect to the Products, at such reasonable times as may be mutually convenient to Mr. Fechi and Buyer’s designee.

5.9                               Corporate Names.

(a)           The Buyer shall remove or cover the names “Taylor-Wharton”, “TW” and any trademarks, corporate names, trade names, logos, domain names, brandmarks, brand names or trade dress relating to such names, including those set forth on subsection 3.11(m) of Schedule 3.11, from all:  (i) invoices, sales acknowledgement forms and other shipping documents (including bills of lading, packing lists and export documents) of the Sold Assets, the Huntsville Business and/or the Buyer no later than 90 days after the Closing Date, unless such period is extended with the consent of the Seller, such consent not to be unreasonably withheld; and (ii) signage, letterhead (including internal memo forms and fax forms), envelopes, business cards, sales literature, exhibits and displays and promotional items of the Sold Assets, the Huntsville Business and/or the Buyer no later than 90 days after the Closing Date, unless such period is extended with the consent of the Seller, such consent not to be unreasonably withheld.  The Buyer shall have the right to sell products manufactured prior to Closing (including identification plates) and packaging (including shipping boxes and packaging materials) bearing the name “Taylor-Wharton” or any abbreviation thereof (including “TW”) for a period not to exceed 90 days following the Closing Date, as reasonably required, to exhaust the inventory of such products and packaging existing as of the Closing Date.  The Buyer shall have the right to use product instruction manuals and instruction sheets bearing the name “Taylor-Wharton” or any abbreviation thereof (including “TW”) following the Closing to exhaust the inventory of such instruction manuals and instruction sheets existing as of the Closing Date.  Except as provided in this Section 5.9, the Buyer shall neither use nor permit the Huntsville Business or any of its Affiliates to use the name “Taylor-Wharton” or any abbreviation thereof (including “TW”) or any trademarks, corporate names, trade names, logos, domain names, brandmarks, brand names or trade dress relating or confusingly similar to such names, in connection with the Huntsville Business or otherwise.

(b)           As soon as commercially practical and in any event no later than 30 days after the Closing Date, the Seller shall, and shall cause its Affiliates to, immediately cease all use of the trademarks and the domain names included in the Acquired Intellectual Property.

5.10                        Further Actions.

Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be reasonably required to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Seller agrees that it shall use its best commercially reasonable efforts to assist in the transfer to Buyer of all Permits relating to the Huntsville Business and Sold Assets and to obtain prior to the Closing all consents and to deliver prior to the Closing all notices required in connection with the transactions contemplated hereby, including those listed on Schedule 3.5.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign or transfer any asset if any attempted sale, conveyance, assignment or transfer of such asset, without the consent of another Person to such transfer, would constitute a breach by the Seller or the Buyer with respect to such asset if such consent shall not have been received.  If any required consent is not obtained on or prior to the Closing, the Seller shall use its commercially reasonable efforts to (i) provide to the Buyer the material benefits of the applicable contract, agreement, permit or other asset, (ii) cooperate in any reasonable and lawful arrangement designed to provide such material benefits to the Buyer and (iii) enforce at the request of the Buyer and for the account of the Buyer and at the Buyer’s expense any rights of Seller arising from any such contract or agreement (including the right to elect to terminate or renew such contract or agreement in accordance with the terms thereof upon the request of the Buyer).

5.11                        Elimination of Debt Obligations.

At or prior to the Closing, the Seller shall cause all Debt Obligations, if any, of the Seller that relate to the Sold Assets or Assumed Liabilities (other than letters of credit entered into in the ordinary course of business) to be repaid in full or otherwise satisfied or eliminated without any continuing liability or obligation of the Buyer.

5.12                        Bulk Transfer Laws.

The Buyer and the Seller hereby waive compliance with any bulk transfer laws applicable to the transactions contemplated by this Agreement.

5.13                        Confidentiality.

(a)           The Buyer hereby confirms and agrees that, with respect to any information directly or indirectly furnished by or on behalf of the Seller or any of its Affiliates, whether before, on or after the date hereof, the Buyer shall continue to be bound by the terms of the Confidentiality Agreement.

(b)           The Buyer understands and agrees that the Seller is making available confidential information and trade secrets to the Buyer concerning the operations of the Seller, which information would be damaging to the Seller and its Affiliates if disclosed to a competitor or made available to any other Person, and that such information has been divulged in confidence.  The Buyer acknowledges that after the Closing the Seller and its Affiliates could be irreparably damaged if any nonpublic or proprietary information about the Seller or its Affiliates that does not relate to the Sold Assets or Assumed Liabilities were disclosed by the Buyer or its Affiliates after the Closing to any Person other than the Seller or its Affiliates, and the Buyer will not, and will cause its officers, directors, employees and other Affiliates not to, without the prior written consent of the Seller, disclose or use (or permit to be disclosed or used) in any way any such information, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law and, in any such event, the Buyer shall, to the extent practicable, give the Seller prompt written notice of any such requirement prior to any such disclosure, (ii) such confidential information is generally available to the public through no fault of the Buyer or any of its Affiliates, or (iii) such confidential information is publicly disclosed by the Buyer or one of its Affiliates with the Seller’s prior written consent, or (iv) such confidential information is or becomes available to Buyer or one of its Affiliates on a nonconfidential basis from a source other than the Seller or one of its Affiliates, which source is entitled to disclose such information without breach of any obligation of confidentiality known to the Buyer or one of its Affiliates.

(c)           The Seller understands and agrees that the Buyer is making available confidential information to the Seller concerning the finances and operations of the Buyer, which information would be damaging to the Buyer and its Affiliates if disclosed to a competitor or made available to any other Person, and that such information has been divulged in confidence.  In addition, from and after the Closing Date, the Seller understands and agrees that the Seller and its Affiliates (i) will not use any confidential information of the Buyer or regarding the Huntsville Business, Sold Assets or Assumed Liabilities for the Seller’s or its Affiliates’ own purposes or for the purposes of any Person other than the Buyer or its Affiliates and (ii) will not disclose any confidential information of the Buyer or regarding the Huntsville Business, Sold Assets or Assumed Liabilities to any Person other than the Buyer or its Affiliates, unless (1) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law and, in any such event, the Seller shall, to the extent practicable, give the Buyer prompt written notice of any such requirement prior to any such disclosure, (2) such confidential information is generally available to the public through no fault of the Seller or any of its Affiliates, (3) such confidential information is publicly disclosed by the Seller or one of its Affiliates with the Buyer’s prior written consent, or (4) such confidential information is or becomes available to Seller or one of its Affiliates on a nonconfidential basis from a source other than the Seller or one of its Affiliates, which source is entitled to disclose such information without breach of any obligation of confidentiality known to the Seller or one of its Affiliates.  From and after the Closing Date, the Seller agrees, and shall cause its Affiliates, to take all reasonable precautions to prevent inadvertent disclosure or use of such confidential information and shall maintain confidential and in complete secret such confidential information, except as set forth above.  The Seller understands the importance of this obligation of confidentiality to the Buyer and its Affiliates and acknowledges that the use or disclosure of such confidential information in contravention of this Section 5.13(c) could be damaging to the business or operations of the Buyer or its Affiliates, particularly if such use or disclosure is to a competitor or any Person who may be working with or assisting a competitor.

5.14                        No Exclusivity.

From the date of the issuance of the Bidding Procedures Order until completion of the Auction, the Seller shall have the right, directly or indirectly:  (a) to solicit, initiate or encourage any inquiry, proposal or offer from any Person relating to any transaction involving the sale of the Sold Assets, all or any material part of the Business (including the Huntsville Business) or the Membership Interests, or any merger, consolidation, business combination, or similar transaction involving the Business or the Seller (an “Acquisition Transaction”); (b) to participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person relating to or in connection with a possible Acquisition Transaction or facilitate an Acquisition Transaction in any manner; or (c) to accept any proposal or offer from any Person relating to a possible Acquisition Transaction.

5.15                        Non-Solicitation and Non-Competition by Seller and its Affiliates.

(a)           From and after the Closing Date until the fifth anniversary of the Closing Date, none of the Seller, TW International or any direct or indirect Subsidiaries of TW International (including new Subsidiaries of TW International acquired while TW International is Controlled by its current beneficial owners) (“Prohibited Parties”) shall, anywhere in the world, directly or indirectly, either for themselves or any other Person, own, manage, operate, join, consult with, render services for, participate in, control, finance, permit their name to be used by, or otherwise assist in any manner, in any business that manufactures, engineers, designs, markets or sells (i) steel constructed acetylene cylinders up to 450 cubic foot in capacity, (ii) steel constructed high pressure cylinders up to 150 cubic foot capacity, or (iii) steel constructed high pressure carbon dioxide cylinders up to 20 pounds in capacity (the “Competitive Business”).

(b)           The foregoing Section 5.15 shall not apply to, or be deemed to restrict, a Person that operates a Competitive Business prior to acquiring a Prohibited Party from continuing such business after its acquisition of a Prohibited Party; provided that, if the Prohibited Party is acquired via a sale of substantially all of its equity interests or is merged with and into an entity with no prior business operations, the Prohibited Party or surviving entity of such merger shall not directly or indirectly conduct a Competitive Business in violation of Section 5.15.

(c)           From and after the Closing Date until the second anniversary of the Closing Date, none of the Prohibited Parties shall, anywhere in the world, directly or indirectly, either for themselves or any other Person, solicit, attempt to solicit, hire or attempt to hire, directly or indirectly, any employee of the Buyer without the prior written consent of the Buyer, provided that an employee shall not be deemed solicited for hire by a general, non targeted, solicitation.

(d)           The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the provisions of this Section 5.15 will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief, specific performance or other equitable relief without the necessity of proving actual damage. In the event that the provisions of this Section 5.15 should ever be deemed to exceed the limitations provided by applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.  The Seller acknowledges and agrees that this Section 5.15 is a significant inducement for the Buyer to enter into and perform its obligations under this Agreement and this Section 5.15 is reasonable and necessary to protect and preserve legitimate business interests of the Buyer.

5.16                        Bankruptcy Conditions.

(a)           Unless the parties otherwise agree, the Seller shall file or cause to be filed (such filing date shall be referred to as the “Sale Motion Filing Date”) with the Bankruptcy Court a motion (the “Sale Motion”) seeking (i) approval of an order (the “Bidding Procedures Order”) that provides for the conduct of the sale of the Sold Assets in accordance with the bidding procedures that will contain such provisions described more fully on Exhibit 5.16(a)(i) (the “Bidding Procedures”); (ii) to schedule a hearing (the “Sale Hearing”) for the approval of the sale of the Sold Assets pursuant to the terms and conditions of this Agreement and deadlines for filing and service of objections and responses to the relief requested in the Sale Motion; (iii) to approve the form, manner and sufficiency of notice of the Sale Motion and Sale Hearing to be given and published by the Seller; and (iv) entry of an non-appealable order (the “Sale Order”) that:  (1) approves the sale of the Sold Assets in accordance with the terms and conditions of this Agreement, (2) authorizes and requires the Seller to sell the Sold Assets pursuant to 11 U.S.C. § 363(b) and pursuant to and in accordance with the terms of this Agreement free and clear of all liens, claims and encumbrances, whether arising pre-petition or post petition, and (3) finds that the Buyer is a good faith purchaser pursuant to 11 U.S.C. § 363(m).  The Sale Order shall be in the form attached as Exhibit 5.16(a)(iii), with only such changes as are mutually agreed upon by

Buyer and Seller.  If this Agreement is filed with the Bankruptcy Court it will be filed without attaching the Exhibits and Schedules.

(b)           The Seller’s Sale Motion shall contain, and the transactions contemplated by this Agreement shall be subject to, the following provisions:

(i)            Due Diligence by Additional Bidders.  Until entry of the Bidding Procedures Order, Seller shall not solicit bids from any other Person and shall not permit any other Person other than Buyer to conduct due diligence in respect of the Huntsville Business, the Sold Assets, the Membership Interests or substantially all of the Seller’s assets.  From and after the entry of the Bidding Procedures Order, unless otherwise ordered by the Bankruptcy Court for cause shown, if any Person other than the Buyer (a “Potential Bidder”) delivers to the Seller a request for information or a proposal for the purchase of the Membership Interests, the Huntsville Business, the Sold Assets or substantially all of the Seller’s assets, the Seller shall have the right to permit the Potential Bidder to conduct due diligence with respect to the Membership Interests, the Huntsville Business, the Sold Assets or otherwise with respect to Seller’s assets.  Such due diligence access may include management presentations as may be scheduled by the Seller, access to data rooms, delivery of written materials by the Seller, on-site inspections by the Potential Bidder or its authorized representatives and such other matters that a Potential Bidder may request and as to which the Seller, in its sole discretion, may accept.

(ii)           Sale Hearing.  Subject to the Seller’s right to consummate the Plan and insure that the Effective Date thereunder has occurred at any time after June 12, 2010, the Seller will conduct an auction of the Membership Interests, the Huntsville Business, the Sold Assets or substantially all of the Seller’s assets, as the case may be (the “Auction”) in accordance with the Bidding Procedures Order.  Notwithstanding any provision in this Agreement to the contrary, if the successful bidder at the Auction is a Person other than the Buyer, the Seller may proceed to sell the Membership Interests, the Huntsville Business, the Sold Assets, the Business or substantially all of the Seller’s assets, as the case may be, to the successful bidder (an “Alternate Transaction”).  If the Buyer or another bidder is the successful bidder at the Auction, but the purchase price is higher than that provided for in this Agreement, then this Agreement shall be modified accordingly, as provided in an appropriate order of the Bankruptcy Court authorizing the sale to the Buyer or such other bidder, and the parties will proceed to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, with such changes as shall be necessitated by the applicable order of the Bankruptcy Court .  If no bids other than the offer of the Buyer embodied in this Agreement are received at the Sale Hearing, the Seller shall request the Bankruptcy Court to enter the Sale Order and the parties will proceed to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

If the Seller enters into a written agreement regarding an Alternate Transaction with a Person other than the Buyer or any of its Affiliates before the termination of this Agreement, whether pursuant to a sale, plan of reorganization or otherwise, the Seller shall pay to the Buyer concurrently with the closing of such transaction, a break-up fee in an amount equal to $352,500

(the “Break-up Fee”).  If this Agreement is terminated pursuant to Section 8.1(b), 8.1(e), 8.1(g) or 8.1(h), then the Seller shall pay the Buyer an amount equal to the actual costs and expenses reasonably incurred by the Buyer in connection with the negotiation, execution and performance of this Agreement, provided that such amount shall in no event exceed $250,000 (the “Expense Reimbursement”).  In no event will the Buyer be entitled to payment of both the Expense Reimbursement and the Break-up Fee, but, if the Buyer would otherwise be entitled to payment of both the Expense Reimbursement and the Break-up Fee, the Buyer will be paid the greater thereof.   Any Break-up Fee or Expense Reimbursement payable to the Buyer pursuant to this section shall be paid as an allowed administrative claim under Section 507(a)(2) of the Bankruptcy Code against the Seller’s bankruptcy estate.

(c)           Notwithstanding any provision in this Agreement to the contrary, the Seller shall have the right to consummate the Plan and insure that the Effective Date thereunder has occurred at any time after June 12, 2010; provided that such right shall not effect the Seller’s obligation to file the Sale Motion within three Business Days after the execution of this Agreement or Buyer’s right to terminate this Agreement pursuant to Section 8.1(i) if the Bidding Procedures Order is not approved by the Bankruptcy Court within 20 days after the date Sale Motion is filed; provided further, that the parties agree that Buyer may terminate this Agreement in such event under Section 8.1(b) if the Effective Date of the Plan occurs prior to June 12, 2010 and under Section 8.1(e) if the Effective Date of the Plan occurs after June 12, 2010.  Any Break-Up Fee or Expense Reimbursement payable to the Buyer pursuant to this section shall be paid as an allowed administrative claim under Section 507(a)(2) of the Bankruptcy Code with priority over any and all administrative claims other than claims based on the DIP Obligations and the Carve-Out (each as defined in Final Order (I) Authorizing Debtors (A) To Obtain Postpetition Secured Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e), and (B) To Utilize Cash Collateral Pursuant To 11 U.S.C. §363, And (II) Granting Adequate Protection To Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, and 364) entered by the Bankruptcy Court in the Bankruptcy Case.

5.17                        Advice of Changes.

Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE VIII,  the Seller will promptly notify the Buyer in writing of any fact that, had the fact had existed or actually been known by the persons identified in the definition of Knowledge of the Seller as the date of this Agreement, would have been required to be set forth in this Agreement or disclosed pursuant to this Agreement or which would materially affect or change any of the information set forth in the Disclosure Schedules.  If any such fact requires any change to the Disclosure Schedules, then within three Business Days of becoming aware of the fact (but in any event prior to the Closing Date), the Seller shall deliver to the Buyer a supplement to the Disclosure Schedules specifying such change; provided, that any such supplement shall not be taken into account for purposes of determining whether the condition contained in Section 7.1 has been satisfied; and provided further, that if any supplement to the Disclosure Schedules reflects any state of facts, change, occurrence or event that would result in the failure of the condition precedent set forth in Section 7.1, the Buyer may, in accordance with Section 8.1(b), cause this Agreement to be terminated by giving written notice to the Seller.  Neither the termination of this Agreement by Buyer pursuant to Section 8.1(b) nor Buyer’s election to proceed to Closing notwithstanding a disclosure under this Section 5.17 shall affect

Buyer’s rights and remedies with respect to any breach of representations or warranties arising from the matters disclosed under this Section 5.17; provided that if a representation and warranty was true at the time this Agreement was executed but becomes untrue at or prior to the Closing Date as the result of an occurrence which is outside of the Seller’s reasonable control and the Buyer elects to terminate this Agreement, Buyer may not also seek indemnification from Seller for breach of such representation and warranty.

5.18                        Contracts Related to the Huntsville Business Held by TW International.

To the extent any Contract, Intellectual Property or other asset or right related to, arising out of, used in or held for use in the Huntsville Business is held by or in the name of  TW International, TW International will assign such Contract, Intellectual Property or other asset or right to the Seller prior to the Closing, and such Contract will be deemed to be a Contract, Intellectual Property right or other asset or right held by the Seller in the name of the Seller for all purposes of this Agreement.

5.19                        Servicing Warranty Claims.

Buyer shall, at Seller’s request and at Seller’s sole cost and expense, use Buyer’s commercially reasonable efforts to make any repairs to, or provide replacements for, Products that are the responsibility of the Seller (but not Products manufactured at a location other than the Seller Owned Real Property); provided that this obligation of Buyer is conditioned upon Buyer having adequate capacity and resources and the necessary tooling and equipment.  Buyer shall not charge Seller an amount greater than Buyer’s cost of providing such repairs or replacement Products.  For purposes of this Section 5.19, Buyer’s cost will include to the extent incurred by Buyer and not paid directly by Seller: all out-of-pocket costs, return freight charges, the cost of producing a replacement cylinder or to otherwise repair such cylinder based on Buyer’s then current standard costs for material, labor (including overtime), overhead incurred to produce such replacement cylinder or to perform such repair, any refund to customer for return and cancellation, and/or any customer related additional charges associated with the warranty claim and return freight to customer.  Repair services are understood to include, but not be limited to, repainting, re-testing hydro, re-valve (includes new valve at current cost/price), repair threads, internal/ external shot blast and re-Stamp / buffing head markings.  Specific costs which are outside of the ordinary practice of Buyer for addressing a given type of claim must be approved in advance by Seller, and if not approved, Buyer shall not be required to incur such cost or entitled to reimbursement for such cost under this Section 5.19.

5.20                        Harrisburg Assets.

The Seller will not allow any Person to operate the forge or draw bench included in the Harrisburg Assets and will permit to have access to the building in which the Harrisburg Assets are located only Buyer, Harsco Corporation, their respective employees, representatives and agents, and such other Persons who need such access for purposes of preparing any assets for removal from the Seller Leased Real Property or for purposes of conducting an evaluation of the assets located at the Seller Leased Real Property in connection with such other Person’s participation in an auction with respect to any such assets.  All such access will be supervised by the Seller or its authorized employees, representatives or agents.

ARTICLE VI.
CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligation of the Seller to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any and all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law); provided, however, that the Seller may not rely on the failure of any condition set forth in this ARTICLE VI if such failure was caused by the Seller’s failure to comply with any provision of this Agreement:

6.1                               Representations and Warranties.

The representations and warranties made by the Buyer in this Agreement shall be true and correct (provided that any representation and warranty contained herein that is subject to a materiality, material adverse effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of the Buyer) as of the Closing Date as though such representations and warranties were made at such date (except to the extent such representations and warranties are made as of a specified date, which representations and warranties, subject to the elimination of materiality qualifications as provided in the parenthetical above, shall be true and correct as of such earlier date), except for such breaches that would not, individually or in the aggregate with any other breaches of representations and warranties on the part of the Buyer, reasonably be expected to materially and adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement.

6.2                               Performance.

The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it prior to the Closing and shall have delivered the items in Section 2.9(b) hereof.

6.3                               Governmental Orders.

At the Closing, (a) there shall not be in effect any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and (b) if the Seller is subject to the jurisdiction of the Bankruptcy Court as of the Closing, the Bankruptcy Court shall have issued a final, nonappealable Sale Order in form and substance reasonably acceptable to the parties hereto that, among other things (i) approves and authorizes the sale of the Sold Assets to the Buyer in accordance with the terms and conditions of this Agreement, and (ii) provides for the assignment of this Agreement to the reorganized Seller and the reorganized TW International and the assumption of this Agreement by the reorganized seller and reorganized TW International.

ARTICLE VII.
CONDITIONS TO THE BUYER’S OBLIGATIONS

The obligation of the Buyer to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any and all of which may be waived by the Buyer in whole or in part to the extent permitted by applicable Law);

provided, however, that the Buyer may not rely on the failure of any conditions set forth in this ARTICLE VII if such failure was caused by the Buyer’s failure to comply with any provision of this Agreement:

7.1                               Representations and Warranties.

The representations and warranties made by the Seller in this Agreement shall be true and correct (provided that any representation or warranty of the Seller contained herein that is subject to a materiality, Material Adverse Effect, material adverse effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of the Seller) as of the Closing Date as though such representations and warranties were made at such date (except to the extent such representations and warranties are made as of a specified date, which representations and warranties, subject to the elimination of any materiality qualifications as provided in the parenthetical above, shall be true and correct as of such earlier date), except for such breaches that would not, individually or in the aggregate with any other breaches of representations and warranties on the part of the Seller, reasonably be expected to have a Material Adverse Effect.

7.2                               Performance.

The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to the Closing and shall have delivered the items in Section 2.9(a) hereof.

7.3                               Governmental Orders.

At the Closing, (a) there shall not be in effect any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and (b) if the Seller is subject to the jurisdiction of the Bankruptcy Court as of the Closing, the Bankruptcy Court shall have issued a final, nonappealable Sale Order approving and authorizing the sale of the Sold Assets to the Buyer in accordance with the terms and conditions of this Agreement.

7.4                               Plan not Effective.

The Effective Date of the Plan shall not have occurred.

7.5                               Key Employee.

The Buyer and Mike Camp shall have reached agreement on the terms of Mike Camp’s employment with the Buyer in accordance with a mutually acceptable offer letter.

7.6                               No Material Adverse Effect.

Since December 31, 2009, there shall not have been any change in or with respect to the Huntsville Business or the Sold Assets which constitutes, or could reasonably be expected to constitute, a Material Adverse Effect.

7.7                               Assumption and Assignment of Sold Contracts.

Unless the Closing will occur after the Effective Date of the Plan, Seller shall have obtained a final and non-appealable order of the Bankruptcy Court in the Bankruptcy Case, in form and substance reasonably acceptable to the Buyer, providing for the assumption and assignment, pursuant to section 365 of the Bankruptcy Code, of the Sold Contracts.

7.8                               Approval of the Break-up Fee and Expense Reimbursement.

Entry of the Bidding Procedures Order and approval of the Break-up Fee and Expense Reimbursement.

7.9                               Satisfaction with Certain Due Diligence Items.

The Buyer shall have been satisfied in its reasonable discretion with the results of the Phase II Review, which it will commence promptly following the date the bankruptcy Court enters on its docket the Bidding Procedures Order; provided that, if the Buyer does not provide notice to the Seller that it desires to terminate this Agreement as a result of the failure of this condition on or before the date that is 15 Business Days after the date that the Bankruptcy Court enters on its docket the Bidding Procedures Order, the Buyer shall be deemed to have irrevocably waived this condition.

ARTICLE VIII.
TERMINATION

8.1                               Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Seller and the Buyer;

(b)           by the Buyer, at any time prior to the Closing in the event that the Seller is in breach of any representation, warranty or covenant made by it in this Agreement and such breach renders the conditions set forth in ARTICLE VII incapable of being satisfied absent a written waiver of such conditions by the Buyer;

(c)           by the Buyer, at any time prior to the expiration of the 15 Business Day period commencing on the date that the Bankruptcy Court enters on its docket the Bidding Procedures Order, if the condition contained in Section 7.9 has not been satisfied by such date;

(d)           by the Seller, at any time prior to the Closing in the event that the Buyer is in breach of any representation, warranty or covenant made by it in this Agreement and such breach renders the conditions set forth in ARTICLE VI incapable of being satisfied absent a written waiver of such conditions by the Seller;

(e)           by the Seller or the Buyer if the Closing has not occurred on or before the later of (i) June 12, 2010 or (ii) the first to occur of the Effective Date of the Plan or July 31,

2010, unless the failure of such consummation is due to the failure of the party attempting to terminate to comply in all material respects with the agreements and covenants contained herein;

(f)            by either the Seller or the Buyer if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, which order, decree or ruling or other action shall have become final and nonappealable, (i) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, or (ii) approving or authorizing the sale of the Sold Assets, substantially all of the assets of the Seller or the Membership Interests to another Person;

(g)           by the Buyer if a motion to dismiss the Bankruptcy Case or a motion to convert the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee, receiver, liquidator or other similar person for the purpose of liquidating any of the Sold Assets other than pursuant to this Agreement is granted in the Bankruptcy Case;

(h)           by Buyer if the Seller fails to file the Sale Motion within three (3) Business Days after the execution of this Agreement; provided that the Buyer must deliver its written notice of termination pursuant to this subsection prior to the date that the Seller files the Sale Motion;

(i)            by the Buyer if the Bidding Procedures Order is not approved by the Bankruptcy Court within 20 days after the date Sale Motion is filed with the Bankruptcy Court; provided that Buyer must deliver its written notice of termination pursuant to this subsection prior to the date that the Bidding Procedures Order is approved by the Bankruptcy Court; or

(j)            by the Buyer if the provisions of this Agreement with respect to the Break-Up Fee and the Expense Reimbursement are not approved by the Bankruptcy Court within 20 days after the date the Seller files the Sale Motion is filed with the Bankruptcy Court; provided that the Buyer must deliver its written notice of termination pursuant to this subsection prior to the date that the Break-Up Fee and the Expense Reimbursement are approved by the Bankruptcy Court.

This Agreement shall terminate without any further action by any party hereto upon the approval by the Bankruptcy Court of an Alternative Transaction.

8.2                               Procedure and Effect of Termination.

(a)           A party desiring to terminate this Agreement pursuant to Section 8.1 must give written notice of such termination to the other party in accordance with Section 10.7, specifying the provision hereof pursuant to which such termination is effective.  If this Agreement is terminated as provided herein:

(i)            the Buyer will redeliver to the Seller all documents, work papers and other material of the Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;

(ii)           the provisions of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; and

(iii)          no party to this Agreement shall have any liability under this Agreement to any other party except (A) nothing herein shall relieve any party from any liability for any willful breach of any of the representations or warranties or breach of any covenants or agreements set forth in this Agreement (and the damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated by this Agreement), (B) the payment of the Expense Reimbursement or Break-up Fee as contemplated by Section 5.17 and (C) as contemplated by Section 5.14 and by clause (ii) above.

ARTICLE IX.
INDEMNIFICATION

9.1                               Indemnification by the Seller.

(a)           From and after the Closing, the Seller and TW International, jointly and severally, shall indemnify, defend, and hold harmless the Buyer and its Affiliates and each of their respective equity holders, officers, directors, managers, members, employees, agents and representatives (collectively, the “Buyer Indemnified Persons”) from and against any and all claims, losses, damages, costs and expenses (including reasonable fees and expenses of attorneys) (collectively, “Losses”), that any Buyer Indemnified Person suffers or incurs arising out of or resulting from:

(i)            any breach or inaccuracy of any representation or warranty made by the Seller or TW International in ARTICLE III;

(ii)           the failure to perform any covenant or agreement of the Seller or TW International contained in this Agreement; or

(iii)          any Excluded Liability.

(b)           Notwithstanding anything to the contrary contained in this ARTICLE IX, (i) none of the Buyer Indemnified Persons shall be entitled to recover from the Seller or TW International for any Losses under Section 9.1(a)(i) unless the total of all Losses exceeds $62,500 (the “Basket”), in which event the Buyer Indemnified Persons will be entitled to indemnification only for such Losses in excess of the Basket; (ii) the Buyer Indemnified Persons shall not be entitled to recover more than an aggregate amount equal to $2,200,000 (the “Cap” and, together with the Basket, the “Indemnity Limitations”) from the Seller with respect to all Losses indemnifiable pursuant to Section 9.1(a)(i); provided however, the Indemnity Limitations shall not apply to breaches, inaccuracies or misrepresentations with respect to any Special Warranties or to any claim based on fraud or intentional misrepresentation.

(c)           Notwithstanding anything in this Section 9.1 or elsewhere in this Agreement to the contrary, except in the case of fraud or an intentional misrepresentation by the Seller in any representation or warranty made by the Seller with respect to the matters set forth in this Section 9.1(c), neither the Seller nor TW International shall be obligated to indemnify, defend, or hold harmless any Buyer Indemnified Person from and against any Losses that any Buyer Indemnified Person suffers or incurs arising out of or resulting from:

(i)            any Liabilities (including with respect to loss of life, personal injury, damage to any real property, Environmental Claims, or natural resource damages) arising out of or resulting from any violation or alleged violation of any Environmental Law, Release of Hazardous Materials into the Environment or storage or off-site disposal of any Hazardous Materials: (1) occurring at or emanating from the Seller Owned Real Property at any time before December 7, 2007, or (2) arising from the operation of the business conducted by Harsco Corporation or any other Person at the Seller Owned Real Property or Seller Leased Real Property at any time before December 7, 2007;

(ii)           any Liabilities arising out of or relating to accidents, occurrences and other incidents (including all Proceedings relating thereto), whether known or unknown and whether or not reported, that result in (1) personal injury, (2) property damage or (3) any other Losses and, in each case, that result from, are caused by or arise out of, or are alleged to have resulted from, been caused by or arisen out of, directly or indirectly, use of, exposure to or otherwise on account of any product manufactured (in whole or in part), sold, shipped or distributed, or any service rendered, (A) by or on behalf of Harsco Corporation or (B) in connection with the operation of the business conducted by Harsco Corporation or any other Person at the Seller Owned Real Property at any time before December 7, 2007; or

(iii)          any Liabilities relating to recalls, product liability claims or warranty claims with respect to products manufactured (in whole or in part), sold or distributed (1) by or on behalf of Harsco Corporation or (2) in connection with the operation of the business conducted by Harsco Corporation or any other Person at the Seller Owned Real Property at any time before December 7, 2007.

(d)           The parties acknowledge and agree that Seller’s and TWI’s responsibility to indemnify Buyer for Excluded Liabilities shall not be affected by the fact that Seller may have made representations and warranties in this Agreement which have not been breached.

9.2                               Indemnification by the Buyer.

From and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its Affiliates and their respective officers, managers, directors, employees, agents and representatives (collectively, the “Seller Indemnified Persons”) from and against any and all Losses that any Seller Indemnified Person actually suffers or incurs arising out of or resulting from:

(a)           any material breach, inaccuracy or misrepresentation of any representation or warranty of the Buyer contained in ARTICLE IV;

(b)           the failure to perform any covenant or agreement of the Buyer contained in this Agreement;

(c)           any Assumed Liability; and

(d)           the possession, ownership, use, operation and management of the Sold Assets or the Huntsville Business by the Buyer after the Closing.

9.3                               Exclusive Remedy.

The indemnification provided in this ARTICLE IX and the recourse to the Escrow Amount under the Escrow Agreement, subject to the limitations set forth in this Agreement and the Escrow Agreement, shall be the sole and exclusive post-Closing remedies available to any party in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, or the Buyer’s ownership or operation of the Sold Assets or the Huntsville Business, whether based in contract or tort or otherwise; provided, however, that the provisions of this Section 9.3 shall not prevent or limit a cause of action at Law or in equity (a) to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement or (b) based upon fraud or intentional misrepresentation by the Seller of any representation or warranty made by the Seller in ARTICLE III or by the Buyer of any representation or warranty made by the Buyer in ARTICLE IV, nor shall such provision prevent or limit the rights of the parties hereto with respect to Sections 2.5(c) or 2.6(c).  Notwithstanding the immediately preceding sentence or anything else in this Agreement to the contrary, if the Buyer is paid the Break-up Fee or Expense Reimbursement, then that amount shall be the Buyer’s sole and exclusive remedy in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, or the Buyer’s ownership or operation of the Sold Assets or the Huntsville Business, whether based in contract or tort or otherwise.  Buyer’s right of recourse against the Harrisburg Holdback, and the obligation of Seller to pay to Buyer $125,000, pursuant to the terms of Section 2.9(c) shall be Buyer’s sole and exclusive recourse against Seller and TW International with respect to Seller’s obligation to provide Buyer access to the Plant to permit Buyer to remove the Harrisburg Assets therefrom and the other obligations of Seller under Section 2.9(c).

9.4                               Indemnification Calculations.

The amount of any Losses for which indemnification is provided under this ARTICLE IX shall be computed net of any insurance proceeds received by the Indemnified Party from a third party insurer in connection with such Losses, including insurance proceeds or other amounts included among the Sold Assets under Section 2.1(m).  If an Indemnified Party receives insurance proceeds from a third party insurer in connection with Losses for which it has received full indemnification hereunder, such party shall refund to the Indemnifying Party the amount of such insurance proceeds when received, up to the amount of indemnification received, less any increases in insurance premiums that result from the making of such claim.  If an Indemnified Party receives insurance proceeds in connection with Losses for which it has received partial indemnification hereunder, such party shall refund to the Indemnifying Party the amount of such insurance proceeds when received, in excess of the amount necessary to provide the Indemnified Party with a full recovery when combined with the partial indemnification hereunder, less any increases in insurance premiums that result from the making of such claim.  An Indemnified Party shall use its commercially reasonable efforts to pursue insurance claims with respect to any Losses; provided, however, that the reasonable costs and expenses associated with the pursuit of such insurance claim shall be Losses hereunder.  The Buyer and the Seller agree to treat any amounts payable pursuant to this ARTICLE IX as an adjustment to the Purchase Price, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

9.5                               Survival.

The representations and warranties contained in this Agreement shall survive the Closing Date until the date which is eighteen (18) months after the Closing Date, except that claims based on intentional misrepresentation shall survive indefinitely and the following representations and warranties (the “Special Warranties”) shall survive for the following specified periods:  (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.14(a), 3.15(a) and 3.16 shall survive indefinitely; (b) the representations and warranties set forth in Sections 4.1, 4.2 and 4.7 shall survive indefinitely; (c) the representations and warranties set forth in Section 3.13 shall survive the Closing Date until the date which is three years after the Closing Date; and (d) the representations and warranties set forth in Section 3.8, shall survive for the applicable statute of limitations period (taking into account all extensions) plus 60 days.  The covenants and agreements contained in this Agreement to be performed following the Closing Date will survive the Closing Date in accordance with their terms or if no survival period is specified, without limit.  All claims for indemnification based on a breach of a representation or warranty must be asserted on or prior to the date of the termination of the respective survival periods set forth in this Section 9.5, except such claims may be pursued thereafter if written notice thereof (specifying in reasonable detail the basis for such claim) was duly given within such period.  Any claim for indemnification based on a breach of a representation or warranty not made by the Buyer on or prior to the date of termination of the applicable survival period will be irrevocably and unconditionally released and waived, whether or not a longer period would be permitted by applicable Law.

9.6                               Notice and Opportunity to Defend.

(a)           If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.1 or 9.2, the party or parties seeking indemnification (the “Indemnified Party”) shall promptly notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”), which notice shall specify the nature and basis of such claim and the amount thereof, to the extent known.  If such event involves any claim or the commencement of any action or proceeding by a third Person (a “Third Party Claim”), the Indemnified Party shall give such Indemnifying Party prompt written notice (the “Claim Notice”) of such claim or the commencement of such action or proceeding, which notice shall specify the nature and basis of such claim and the amount thereof, to the extent known, and shall be accompanied by copies of all relevant documentation with respect to such claim, including any summons, complaint or other pleadings that may have been served, any written demand or any other relevant document or instrument; provided, however, that the failure to provide such prompt notice will not relieve the Indemnifying Party of its obligations hereunder unless such failure prejudices the Indemnifying Party hereunder.  In the case of a Third Party Claim, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof (an “Indemnification Acknowledgement”), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.  The

Indemnifying Party and the Indemnified Party agree to cooperate reasonably with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability.  Notwithstanding anything else set forth in this Section 9.6, the Indemnified Party shall at all times have the right to participate at its own expense in the defense of such action or asserted liability.  If the Indemnifying Party assumes the defense of an action, no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the settlement involves solely money damages and all such relief is paid or satisfied in full by the Indemnifying Party and the Indemnified Party receives a full release from all claimants or (ii) by the Indemnified Party without the consent of the Indemnifying Party.  In no event shall an Indemnifying Party be liable for any settlement effected without its written consent.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, from and after the time when the aggregate amount of claims paid or potentially payable by an Indemnifying Party under this Agreement, which are subject to the Cap, exceeds or could potentially exceed the Cap based upon claims paid and pending in accordance with this Agreement, the Indemnified Party shall have the right, at its own cost and expense, to jointly control the defense and settlement of any pending indemnification claims the liability for which could potentially result in the aggregate claims exceeding the Cap.  Any such time as the aggregate amount of claims subject to the Cap that have been paid or settled (subject to being paid) exceeds the Cap, the Indemnifying Party shall no longer have the right or obligation to participate in the control or defense of such claims.

9.7                               Additional Limitations.

(a)           Except for Losses resulting from an action brought by a third party against a Buyer Indemnified Person or a Seller Indemnified Person, no such party shall be entitled to indemnification under ARTICLE IX for punitive damages, or for lost revenues, income or profits, consequential, incidental, exemplary or special damages.

(b)           Notwithstanding anything in this ARTICLE IX to the contrary, no Buyer Indemnified Person is entitled to make any claim under any provision of this Agreement for reimbursement or indemnification for any Losses pursuant to this ARTICLE IX to the extent such Losses have been reflected in the adjustment to the Purchase Price pursuant to Section 2.4 or Section 2.5.  In addition, no party shall be entitled to be compensated more than once for the same Loss.

9.8                               Subrogation.

Nothing in this Agreement shall limit or be construed to limit the right of the Seller to assert any claims, demands or rights by subrogation against appropriate Persons (other than a Buyer Indemnified Person) for any amounts paid or reimbursed in respect of Losses successfully asserted by a Buyer Indemnified Person pursuant to Section 9.1.

ARTICLE X.
MISCELLANEOUS

10.1                        Fees and Expenses.

Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses and the expenses of its Affiliates in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement.

10.2                        Governing Law; Jurisdiction.

The laws of the State of Delaware, without regard to principles of conflicts of laws, will govern this Agreement and its subject matter, construction and the determination of any rights, duties or remedies of the Parties arising out of or relating to this Agreement, its subject matter or any of the transactions contemplated by this Agreement.  Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.7; provided, however, that if the Bankruptcy Case has closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of any state or Federal court located in the State of Delaware with respect to any case or controversy arising out of or relating to this Agreement, its subject matter or any of the transactions contemplated by this Agreement and that all litigation arising out of or relating to this Agreement, its subject matter or any of the transactions contemplated by this Agreement will be commenced in the State of Delaware.  The Parties agree that any process, summons, notice or document sent by U.S. registered or certified mail addressed to a party shall be effective service of process for any action, suit or proceeding brought against it in any such court.  The Parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The Parties agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction a party is or may be subject, by suit upon such judgment.

10.3                        Certain Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)            When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)           Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)          The Exhibits and Disclosure Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Disclosure Schedule shall be deemed to have been disclosed on each other Disclosure Schedule to which it would be applicable by its terms.  No disclosure on a Disclosure Schedule relating to a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that such breach or violation exists or has actually occurred.  Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)          Any reference in this Agreement to gender shall include all genders.

(v)           The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)          The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)         The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)        For purposes of this Agreement, the term “commercially reasonable efforts” shall not be deemed to require any Person to give any guarantee or other consideration of any nature, including in connection with obtaining any consent or waiver, or to consent to any change in the terms of any agreement or arrangement.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.4                        Amendment.

This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

10.5                        Assignment.

This Agreement will bind and inure to the benefit of the parties and their successors, assigns and transferees; provided that no party hereto may assign this Agreement, any Ancillary Agreement or any rights under this Agreement or any Ancillary Agreement to any other person without the prior written consent of the other party, except that Buyer may assign this Agreement to any Subsidiary of the Buyer or to any lender to the Buyer as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof; provided, further, that no such assignment to any Subsidiary of the Buyer or to such lender to the Buyer shall in any way affect or otherwise limit the Buyer’s obligations or liabilities under this Agreement and the Buyer shall remain liable with respect to all of its Liabilities under this Agreement.  Any attempted assignment in violation of this Section 10.5 will be null and void.  Notwithstanding anything herein to the contrary, the Buyer may assign any of its right to indemnification or reimbursement hereunder or under any of the Ancillary Agreements to any Person that is not an Affiliate of the Buyer upon a sale or transfer of all or substantially all of the assets of the Buyer or any division of the Buyer to that Person.

10.6                        Waiver.

Any of the terms or conditions of this Agreement that may be lawfully waived may be waived in writing at any time by the party that is entitled to the benefits thereof.  Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party.  No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.  The representations and warranties of the Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including, but not limited to, by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

10.7                        Notices.

Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) sent by a nationally recognized overnight courier service to the recipient at the address below indicated or (c) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (b) above:

If to the Buyer:

Norris Cylinder Company

4818 W. Loop 281

Longview, TX  75603

Attn: Jerry Van Auken, President

Facsimile: 903-237-7657

With a copy to:

TriMas Corporation

39400 Woodward Avenue

Suite 130

Bloomfield Hills, MI 48304

Attn:  Joshua A. Sherbin, Esq.

Facsimile:  (248) 631-5502

and

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226

Attn: Donald J. Kunz, Esq.

Facsimile: (313) 465-7455

If to the Seller:

TW Cylinder LLC

4718 Old Gettysburg Rd., Suite 300

Mechanicsburg, PA 17055

Attn: Chief Financial Officer

Facsimile: 610-398-0659

With a copy to:

Taylor-Wharton International LLC

4718 Old Gettysburg Rd., Suite 300

Mechanicsburg, PA 17055

Attn: General Counsel

Facsimile: 717-731-7988

And:

McNees Wallace & Nurick LLC

100 Pine Street

P.O. Box 1166

Harrisburg, PA 17108

Attn:  Jeffrey J. van Bastelaar

Facsimile:  717-260-1751

or to such other address or facsimile number as any party hereto may, from time to time, designate in a written notice given in like manner.  Except as otherwise provided herein, any notice under this Agreement will be deemed to have been duly given (x) on the date such notice is personally delivered or delivered by facsimile or (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

10.8                        Complete Agreement.

This Agreement (including the Disclosure Schedules and Exhibits hereto), the Confidentiality Agreement and the Ancillary Agreements contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.9                        Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

10.10                 Publicity.

The Seller and the Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all commercially reasonable efforts to consult in good faith with the other party before issuing any such publication or press release and shall provide a copy thereof to the other party prior to such issuance.

10.11                 Severability.

Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.12                 Third Parties.

Except as provided in ARTICLE IX, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

10.13                 Non-Recourse.

Except to the extent provided in this Agreement with respect to TW International, no past, present or future director, manager, partner, officer, employee, incorporator, member, stockholder, agent, attorney or representative of the Seller or its Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand, shall have any liability for any obligations or liabilities of the Seller or Buyer, as applicable, under this Agreement or the Ancillary Agreements or for any claim based thereon, in respect thereof, or by reason thereof.

10.14                 No Successor Liability.

Upon the Closing, it is the intent of the parties that the Buyer shall not be deemed: (a) to be the successor of the Seller or any of its Affiliates (including, but not limited to, any status as a “successor employer” of Seller or any Affiliate of Seller under COBRA with respect to any current or former Benefit Plan or any current or former practice by Seller or any Affiliate of Seller to provide or make available group health plan coverage to any former employee or non-employee service provider or other non-employee individual (and their spouses and dependents)); (b) to have, de facto, or otherwise, merged with or into the Seller or any of its Affiliates; (c) to be a mere continuation or substantial continuation of the Seller or any of its Affiliates or the enterprise(s) of the Seller or any of its Affiliates; or (d) to be liable for any acts or omissions of the Seller or any of its Affiliates in the conduct of the Business or arising under or related to the Sold Assets, other than as expressly set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement,  it is the intention of the parties that the Buyer shall not be liable for any claims against the Seller or its Affiliates or any of their predecessors, and the Buyer shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business or any obligations of the Seller or its Affiliates arising prior to the Closing of the Transactions, except as expressly provided in this Agreement, including, but not limited to, Liabilities on account of any Taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of the Business prior to the Closing.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

TW CYLINDERS LLC

By:	/s/ Bill Corbin
Name: Bill Corbin
Title: Chairman, C.E.O.

NORRIS CYLINDER COMPANY

By:	/s/ Jerry Van Auken
Name: Jerry Van Auken
Title: President

Solely with respect to Sections 2.6, 3.1(b), 3.2(b), 3.3, 5.8, 5.18 and ARTICLE IX:

TAYLOR-WHARTON INTERNATIONAL LLC

By:	/s/ Bill Corbin
Name: Bill Corbin
Title: Chairman, C.E.O.